Exhibit 10.37

LOAN AGREEMENT

Dated as of November 21, 2017

between

TESARO, INC.

(as Borrower),

TESARO SECURITIES CORPORATION

(as an additional Credit Party),

BIOPHARMA CREDIT PLC

(as Collateral Agent and a Lender)

and

BIOPHARMA CREDIT INVESTMENTS IV SUB LP

(as a Lender)

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of November 21, 2017 (the “Effective Date”) by and among TESARO, INC., a Delaware corporation (as “Borrower”), TESARO SECURITIES CORPORATION, a Massachusetts corporation (as an additional Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales (as “Collateral Agent” and a “Lender”) and BIOPHARMA CREDIT INVESTMENTS IV SUB LP, a Cayman Islands limited partnership (as a “Lender”), provides the terms on which each Lender shall make, and Borrower shall repay, the Credit Extensions (as hereinafter defined).  The parties hereto agree as follows:

1. ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with Applicable Accounting Standards.  Calculations and determinations must be made following Applicable Accounting Standards.  If at any time any change in Applicable Accounting Standards would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower or the Collateral Agent shall so request, the Collateral Agent, the Required Lenders and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in Applicable Accounting Standards; provided,  that, until so amended, such requirement shall continue to be computed in accordance with Applicable Accounting Standards prior to such change therein.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of Borrower for the fiscal year ended December 31, 2016 for all purposes of this Agreement, notwithstanding any change in Applicable Accounting Standards relating thereto or the application thereof, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

For purposes of determining compliance with Section 6 with respect to the amount of any Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred, made or acquired (so long as such Indebtedness, at the time incurred, made or acquired, was permitted hereunder).

2. LOANS AND TERMS OF PAYMENT
2.1. Promise to Pay.

Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of the Term Loans advanced to Borrower by Lenders and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2. Term Loans.
(a) Availability. Subject to the terms and conditions of this Agreement (including Sections 3.1, 3.2, 3.3 and 3.5):

(i) Tranche A Loan.  Each Lender severally agrees to make a term loan to Borrower on the Tranche A Closing Date in a principal amount equal to such Lender’s Tranche A Commitment (collectively, the “Tranche A Loan”); and

(ii) Tranche B Loan.  At Borrower’s option, each Lender severally agrees to make a term loan to Borrower on the Tranche B Closing Date in a principal amount equal to such Lender’s Tranche B Commitment (collectively, the “Tranche B Loan”).

After repayment, no Term Loan may be re-borrowed.

(b) Repayment.

(i) Borrower shall make equal quarterly payments of principal in an amount equal to three percent (3.00%) of the Tranche A Loan Amount commencing on the first Payment Date following the 24th-month anniversary of the Tranche A Closing Date.  All unpaid principal with respect to the Tranche A Loan is due and payable in full on the Term Loan Maturity Date.  The Tranche A Loan may be prepaid only in accordance with Section 2.2(c), except as provided in Section 8.1.

(ii) Borrower shall make equal quarterly payments of principal in an amount equal to three percent (3.00%) of the Tranche B Loan Amount commencing on the first Payment Date following the 24th-month anniversary of the Tranche B Closing Date.  All unpaid principal with respect to the Tranche B Loan is due and payable in full on the Term Loan Maturity Date.  The Tranche B Loan may be prepaid only in accordance with Section 2.2(c), except as provided in Section 8.1.

(c) Prepayment of Term Loans.

(i) Borrower shall have the option, at any time after the Tranche A Closing Date, to prepay, in whole or in part (in multiples of not less than $5,000,000 or such lesser amount as may then be outstanding), the Tranche A Loan or the Tranche B Loan advanced by Lenders under this Agreement; provided that (A) Borrower provide written notice to the Collateral Agent of its election (which shall be irrevocable unless the Collateral Agent otherwise consents in writing, provided, that such notice of proposed prepayment may be revoked or modified in connection with a prepayment of Term Loans at any time on or prior to the date of prepayment if such prepayment is contingent, and notice of such contingency has been provided pursuant to this sentence, on the consummation of a refinancing or other specified transaction that does not close on the originally anticipated closing date) to prepay all or the applicable portion of the Term Loans, which such notice shall include the amount of the Tranche A Loan or the amount of the Tranche B Loan to be prepaid, at least five (5) Business Days prior to such prepayment, and (B) such prepayment shall be accompanied by any and all accrued and unpaid interest on the principal amount to be prepaid to the date of prepayment and any amounts payable pursuant to Section 2.2(e) or Section 2.2(f) (as applicable), and, in the case of a prepayment in whole of the Term Loans, all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents; provided,  further, that any prepayment pursuant to this Section 2.2(c)(i) shall be applied first to the Tranche B Loan and then to the Tranche A Loan as described in Section 2.2(d) below.  The Collateral Agent will promptly notify each Lender of its receipt of each such notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(ii) Upon a Change in Control, Borrower shall promptly, and in any event no later than ten (10) days after the consummation of such Change in Control, notify the Collateral Agent in writing of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Change in Control (such notice, a “Change in Control Notice”).  Borrower shall prepay the Term Loans in full, no later than ten (10) Business Days after delivery to the Collateral Agent of the Change in Control Notice, in an amount equal to the sum of (A) all unpaid principal and any and all accrued and unpaid interest with respect to the Term Loans, and (B) any applicable amounts payable pursuant to Section 2.2(e) and Section 2.2(f) and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents.  The Collateral Agent will promptly notify each Lender of its receipt of the Change in Control Notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(d) Prepayment Application.  Any prepayment of the Term Loans pursuant to Section 2.2(c) (together with the accompanying Makewhole Amount or Prepayment Premium that is payable pursuant to Section 2.2(e) or Section 2.2(f), as applicable) shall be paid to Lenders in accordance with their respective Applicable Percentages for application to the Obligations in the following order:  (i) first, to due and unpaid Lender Expenses, (ii) second, to accrued and unpaid interest at the Default Rate, if any, (iii) third, without duplication of amounts paid pursuant to clause (ii) above, to accrued and unpaid interest at the non-Default Rate, (iv) fourth, to the Prepayment Premium, if applicable, (v) fifth, to the Makewhole Amount, if applicable, (vi) sixth, to the outstanding principal amount of the Tranche A Loan or Tranche B Loan being prepaid (which, in the case of any partial prepayment pursuant to Section 2.2(c)(i), shall be applied first to reduce the quarterly payments of principal on the Tranche B Loan (if any)

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in direct order and then to reduce the quarterly payments of principal on the Tranche A Loan in direct order) and (vii) seventh, in the case of a prepayment of the Term Loans in whole, to any remaining amounts then due and payable under this Agreement and the other Loan Documents.

(e) Makewhole Amount.

(i) Any prepayment of the Tranche A Loan by Borrower (x) pursuant to Section 2.2(c) or (y) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) occurring prior to the 24th-month anniversary of the Tranche A Closing Date shall, in any such case, be accompanied by payment of an amount equal to the Tranche A Makewhole Amount.

(ii) Any prepayment of the Tranche B Loan by Borrower (x) pursuant to Section 2.2(c) or (y) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) occurring prior to the 24th-month anniversary of the Tranche B Closing Date shall, in any such case, be accompanied by payment of an amount equal to the Tranche B Makewhole Amount.

(f) Prepayment Premium.

(i) Any prepayment of the Tranche A Loan by Borrower (x) pursuant to Section 2.2(c) or (y) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) shall, in any such case, be accompanied by payment of an amount equal to the Tranche A Prepayment Premium.

(ii) Any prepayment of the Tranche B Loan by Borrower (x) pursuant to Section 2.2(c) or (y) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) shall, in any such case, be accompanied by payment of an amount equal to the Tranche B Prepayment Premium.

2.3. Payment of Interest on the Credit Extensions.
(a) Interest Rate.

(i) Subject to Section 2.3(b), the principal amount outstanding under the Tranche A Loan shall accrue interest at a per annum rate equal to the LIBOR Rate plus eight percent (8.00%) per annum (the “Tranche A Rate”), which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(ii) Subject to Section 2.3(b), the principal amount outstanding under the Tranche B Loan shall accrue interest at a per annum rate equal to the LIBOR Rate plus seven and one-half percent (7.50%) per annum (the “Tranche B Rate”), which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(iii) Interest shall accrue on each Term Loan commencing on, and including, the day on which such Term Loan is made, and shall accrue on such Term Loan, or any portion thereof, for the day on which such Term Loan or such portion is paid.

(b) Default Rate. In the event Borrower fails to pay any of the Obligations when due, immediately (and without notice to Borrower or demand by the Collateral Agent or any Lender for payment thereof), such past due Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), and such interest shall be payable entirely in cash on demand of the Collateral Agent.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

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(d) Payments.  Except as otherwise expressly provided herein, all loan payments (and any other payments hereunder) by Borrower hereunder shall be made to such bank account of each Lender as such Lender (or the Collateral Agent on its behalf) shall have designated in a written notice to Borrower delivered on or before the Tranche A Closing Date (which such notice may be updated by such Lender from time to time after the Tranche A Closing Date) on the date specified herein.  Interest is payable quarterly on the Payment Date of each calendar quarter.  Payments of principal or interest received after 2:00 p.m. on such date are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid.  All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

(e) If at any time the Collateral Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for determining the rate described in clause (a) of the definition of “LIBOR Rate” and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the immediately preceding clause (i) have not arisen but the supervisor for the administrator of the three-month LIBOR Rate or a Governmental Authority having jurisdiction over the Collateral Agent has made a public statement identifying a specific date after which the three-month LIBOR Rate shall no longer be used for determining interest rates for loans, then the Collateral Agent and Borrower shall endeavor to establish an alternate rate of interest to the three-month LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 11.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Collateral Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

2.4. Expenses.  Borrower shall pay to each of the Lenders and the Collateral Agent, its Lender Expenses incurred through and after the Effective Date, within thirty (30) days after receipt of a written demand therefor by such Lender (with a copy of such demand to the Collateral Agent) or the Collateral Agent, as applicable, setting forth in reasonable detail such Lender Expenses; provided, that the aggregate amount to be reimbursed by Borrower pursuant to this Section 2.4 for Lender Expenses of the Lenders and the Collateral Agent incurred through the Tranche A Closing Date shall not exceed $250,000.

2.5. Requirements of Law; Increased Costs. In the event that any applicable Change in Law:

(a) Does or shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or the Term Loans made hereunder (except, in each case, Indemnified Taxes, Taxes described in clause (b) through (c) of the definition of Excluded Taxes, and Connection Income Taxes);

(b) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any Lender; or

(c) Does or shall impose on any Lender any other condition (other than Taxes); and the result of any of the foregoing is to increase the cost to such Lender (as determined by such Lender in good faith using calculation methods customary in the industry) of making, renewing or maintaining the Term Loans or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender, then, in any such case, Borrower shall promptly pay to such Lender, within thirty (30) days of its receipt of the certificate described below, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by such Lender with respect to this Agreement or the Term Loans made hereunder; provided, that amounts shall only be payable by Borrower to such Lender under this Section 2.5 so long as it is such Lender’s general policy or practice to demand compensation of its

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other borrowers in similar circumstances under comparable provisions of other financing agreements and, upon the request of Borrower, such Lender provides a certificate to such effect (with a copy of such certificate to the Collateral Agent).  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall promptly notify Borrower in writing (with a copy of such notice to the Collateral Agent) of the event by reason of which it has become so entitled, and a certificate (with a copy of such certificate to the Collateral Agent) as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by such Lender to Borrower shall be conclusive in the absence of manifest error.  Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 2.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate such Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this paragraph; provided,  further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.6. Taxes; Withholding, etc.

(a) All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Requirements of Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.  In addition, Borrower agrees to pay, and shall indemnify and hold each Lender harmless from, Other Taxes, and within thirty (30) days after the date of paying such sum, Borrower shall furnish to each Lender (with a copy to the Collateral Agent) the original or a certified copy of a receipt evidencing payment thereof.

(b) If any Credit Party or any other Person is required by Requirements of Law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to any Lender under any of the Loan Documents: (i) Borrower shall notify such Lender in writing (with a copy of such notice to the Collateral Agent) of any such requirement or any change in any such requirement promptly after Borrower becomes aware of it; (ii) Borrower shall make any such withholding or deduction; (iii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on such Lender, as the case may be) on behalf of and in the name of such Lender in accordance with Requirements of Law; (iv) if the Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment of Indemnified Tax is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.6(b)), such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Tax been required or made; and (v) within thirty (30) days after paying any sum from which it is required by Requirements of Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) or (iii) above to pay, Borrower shall deliver to such Lender (with a copy to the Collateral Agent) evidence reasonably satisfactory to such Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority.  Borrower shall indemnify each Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6(b)) paid by such Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Any indemnification payment pursuant to this Section 2.6 shall be made to the applicable Lender within thirty (30) days from written demand therefor.

(c) If any Lender is organized under the laws of the United States of America or any state thereof, such Lender shall deliver to Borrower two (2) copies of Internal Revenue Service Form W-9.  If any Lender is not a “United States person” (as such term is defined in Section 7701(a)(30) of the IRC) for U.S. federal income Tax purposes, such Lender shall deliver, and shall cause each applicable assignee thereof to deliver, to Borrower, on or prior to, the Tranche A Closing Date and, the date on which a Lender Transfer involving such Lender occurs, as applicable, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), two (2) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (along with Form W-9, W-8BEN-E or W-8BEN for each beneficial owner

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that will receive, directly or indirectly, a payment of principal, interest, fees or other amounts payable under any of the Loan Documents), or any successor forms, and such other documentation required under the IRC and reasonably requested by Borrower to establish the appropriate amount of any deduction or withholding of United States federal Tax, if any, with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, including any such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA.  If any Lender is required to deliver any forms, statements, certificates or other evidence with respect to United States federal Tax or backup withholding matters pursuant to this Section 2.6(c), such Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time, change in circumstances or law, or additional guidance by a Governmental Authority renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, to promptly deliver to Borrowers two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E W-8ECI, W-9 or W-8IMY (along with Internal Revenue Service Forms W-9, W-8BEN-E or W-8BEN for each beneficial owner for whom it expects to receive a payment), or any successor form, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the IRC and reasonably requested by Borrower to confirm or establish the extent to which such Lender is or is not subject to deduction, backup withholding or withholding of United States federal Tax with respect to payments to such Lender under the Loan Documents, or notify Borrower in writing of its inability under Requirements of Law to deliver any such forms, certificates or other evidence.  If any Lender is claiming an exemption from United States withholding Tax pursuant to the “portfolio interest exemption”, it shall provide Borrower with the applicable Internal Revenue Service Form W-8 and a certificate as reasonably requested by Borrower certifying such Lender’s entitlement thereto.  Borrower shall not be required to pay any additional amount to any Lender under Section 2.6(b)(iii) if such Lender shall have failed (1) to timely deliver to Borrower the forms, certificates or other evidence referred to in this Section 2.6(c) (each of which shall be complete, accurate and duly executed), or (2) to notify Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that, if any Lender shall have satisfied the requirements of the first sentence of this Section 2.6(c) on the Tranche A Closing Date (or on the date such Lender initially acquires an interest in a Term Loan), nothing in this last sentence of this Section 2.6(c) shall relieve Borrower of its obligations to pay any additional amounts pursuant to this Section 2.6 in the event that, solely as a result of any change in any Requirements of Law or any change in the interpretation, administration or application thereof by any applicable Governmental Authority, such Lender is no longer legally entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein and in the forms, certificates or other evidence initially provided by such Lender.

(d) If any party hereto determines that it has received a refund of any Taxes or a credit or offset for any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund, credit or offset (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (d) in the event that such indemnified party is required to repay, credit or offset such refund to such Governmental Authority and the requirement to repay such refund to such Governmental Authority is not due to the indemnified party’s failure to timely provide complete and accurate Internal Revenue Service forms and other documentation required pursuant to Section 2.6(c) or Section 2.8.  Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (d) if the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This clause (d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.7. Additional Consideration.  As additional consideration for the obligation to make the Term Loans and the making of one or both of the Term Loans, (i) on the Tranche A Closing Date, Borrower shall pay to each Lender an amount equal such Lender’s Applicable Percentage of the Tranche A Loan Amount of the product of (a) Three Hundred Million Dollars ($300,000,000.00), multiplied by (b) two percent (2.00%) and (ii) on the Tranche B Closing Date, Borrower shall pay to each Lender an amount equal to such Lender’s Applicable Percentage of the Tranche B Loan Amount of the product of (a) the Tranche B Loan Amount, multiplied by (b) two percent (2.00%)

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(each such product, the “Additional Consideration”). The Additional Consideration shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.8. Evidence of Debt; Register; Lender’s Books and Records; Term Loan Note.

(a) Lenders’ Evidence of Debt; Register.  Notwithstanding anything herein to the contrary, Borrower hereby designates the Collateral Agent to serve as Borrower’s agent solely for purposes of maintaining at all times at the Collateral Agent’s principal office a “book entry system” as described in IRC Treasury Regulation Section 5f.103-1(c)(1)(ii) that identifies each beneficial owner that is entitled to a payment of principal and stated interest on the Term Loans (the “Register”) so that each Term Loan is at all times in “registered form” as described in IRC Treasury Regulations Section 5f.103-1(c).  The Collateral Agent is hereby authorized by Borrower to record in the manual or data processing records of the Collateral Agent, the date and amount of each advance and the amount of the outstanding Obligations and the date and amount of each repayment of principal and each payment of interest or otherwise on account of the Obligations.  Absent manifest error, such Collateral Agent records shall be conclusive as to the outstanding principal amount of the total outstanding Obligations, and the payment of interest, principal and other sums due hereunder; provided,  however, that the failure of the Collateral Agent to make any such record entry with respect to any payment shall not limit or otherwise affect the obligations of Borrower under the Loan Documents.  Each Term Loan: (i) shall, pursuant to this clause (a), be also registered as to both principal and any stated interest with Borrower or its agent, and (ii) may be transferred by a Lender only by (1) surrender of the old instrument and either (x) the reissuance by Borrower of the old instrument to the new Lender or (y) the issuance by Borrower of a new instrument to the new Lender, or (2) confirmation with Borrower that the right to the principal and stated interest on such Term Loan is maintained through the book entry system kept by the Collateral Agent.  Each Lender, severally and not jointly, represents that any interest that may become due and owing under this Agreement qualifies for the portfolio interest exception from withholding on interest payments pursuant to IRC Sections 871(h) and 881(c).

(b) Term Loan Notes.  Borrower shall execute and deliver to each Lender (or, if applicable, to any Person who is an assignee of a Lender pursuant to Section 11.1 hereof) to evidence such Lender’s Term Loan(s) (i) on the Tranche A Closing Date, a Tranche A Note, and (ii) on the Tranche B Closing Date (if any), a Tranche B Note.

3. CONDITIONS OF TERM LOANS

3.1. Conditions Precedent to Tranche A Loan.  Each Lender’s obligation to advance its Applicable Percentage of the Tranche A Loan is subject to the satisfaction (or waiver in accordance with Section 11.5 hereof) of the following conditions:

(a) the Collateral Agent’s receipt of copies of the Loan Documents (including the Tranche A Notes, executed by Borrower, and the Collateral Documents but excluding any Control Agreements described in Schedule 5.14 of the Disclosure Letter) executed and delivered by each applicable Credit Party, the Disclosure Letter, if and to the extent any update thereto is necessary between the Effective Date and the Tranche A Closing Date (provided, that in no event may the Disclosure Letter be updated in a manner that would reflect or evidence a Default or Event of Default (with or without such update)) and each other schedule to such Loan Documents (the Disclosure Letter and such other schedules to be in form and substance reasonably satisfactory to the Collateral Agent);

(b) the Collateral Agent’s receipt of (i) true, correct and complete copies of the Operating Documents of each of the Credit Parties, and (ii) a Secretary’s Certificate, dated the Tranche A Closing Date, certifying that the foregoing copies are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Collateral Agent);

(c) the Collateral Agent’s receipt of the Perfection Certificate(s) for Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Collateral Agent;

(d) the Collateral Agent’s receipt of a good standing certificate for each Credit Party, certified by the Secretary of State (or the equivalent thereof) of the State of incorporation or formation of such Credit Party as of a date no earlier than thirty (30) days prior to the Tranche A Closing Date;

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(e) the Collateral Agent’s receipt of a Secretary’s Certificate with completed Borrowing Resolutions with respect to the Loan Documents and the Term Loans for each Credit Party, in form and substance reasonably satisfactory to the Collateral Agent;

(f) each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, if any, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Collateral Agent;

(g) the Collateral Agent’s receipt of an opinion of Hogan Lovells US LLP, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Collateral Agent;

(h) the Collateral Agent’s receipt of evidence that the products liability and general liability insurance policies maintained in the United States regarding Collateral are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of the Collateral Agent (such evidence to be in form and substance reasonably satisfactory to the Collateral Agent);

(i) the Collateral Agent’s receipt of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(j) payment of Lender Expenses and other fees then due as specified in Section 2.4 hereof;

(k) the Collateral Agent’s receipt of a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter (such certificate to be in form and substance reasonably satisfactory to the Collateral Agent); and

(l) the Collateral Agent’s receipt of a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions precedent set forth in this Section 3.1 and in Section 3.3 (such certificate to be in form and substance reasonably satisfactory to the Collateral Agent).

3.2. Conditions Precedent to Tranche B Loan.  Each Lender’s obligation to advance its Applicable Percentage of the Tranche B Loan is subject to the satisfaction (or waiver in accordance with Section 11.5 hereof) of the following conditions:

(a) the Collateral Agent’s receipt of the Tranche B Notes, executed by Borrower;
(b) [reserved];

(c) the Collateral Agent’s receipt of a certificate, dated the Tranche B Closing Date and signed by a Responsible Officer of Borrower, confirming that there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter dated as of the Tranche A Closing Date (such certificate to be in form and substance reasonably satisfactory to the Collateral Agent);

(d) [reserved]; and

(e) there shall not have been any prepayment of the Tranche A Loan, in whole or in part, pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of such Term Loan pursuant to Section 8.1(a).

3.3. Additional Conditions Precedent to Term Loans. The obligation of each Lender to advance its Applicable Percentage of each Term Loan is subject to the following additional conditions precedent:

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(a) the representations and warranties made by the Credit Parties in Section 4 of this Agreement and in the other Loan Documents are true and correct in all material respects, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects, in each case, on the date on which each Term Loan is made (both with and without giving effect to such Term Loan) or as of such earlier date, as applicable); and

(b) there shall not have occurred (i) any Material Adverse Change or (ii) any Default or Event of Default.

3.4. Covenant to Deliver.  The Credit Parties agree to deliver to the Collateral Agent each item required to be delivered to the Collateral Agent under this Agreement as a condition precedent to any Credit Extension; provided,  however, that any such items set forth on Schedule 5.14 of the Disclosure Letter shall be delivered to the Collateral Agent within the time period prescribed therefor on such schedule.  The Credit Parties expressly agree that a Credit Extension made prior to the receipt by the Collateral Agent of any such item shall not constitute a waiver by the Collateral Agent or any Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of any such item required to have been delivered by the date of such Credit Extension shall be in the Collateral Agent’s sole discretion.

3.5. Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of each Term Loan set forth in this Agreement, to obtain any Term Loan, Borrower shall deliver to the Collateral Agent by electronic mail or facsimile a completed Payment/Advance Form in the form of Exhibit A hereto for such Term Loan executed by a Responsible Officer of Borrower.  In addition to the foregoing, if Borrower intends to obtain the Tranche B Loan, Borrower shall notify the Collateral Agent (which notice shall be irrevocable on and after the date on which such notice is given and Borrower shall be bound to make a borrowing in accordance therewith) by electronic mail or facsimile on such date that is at least ninety (90) days prior to the Tranche B  Closing Date set forth in such notice, in which case each Lender severally agrees to make its Applicable Percentage of the Tranche B Loan available to Borrower on the Tranche B Closing Date by wire transfer of same day funds in Dollars, to such account(s) in the United States as may be designated in writing to the Collateral Agent by Borrower.

4. REPRESENTATIONS AND WARRANTIES

In order to induce each Lender and the Collateral Agent to enter into this Agreement and for Lenders to make the Credit Extensions to be made on the Tranche A Closing Date and, if applicable, the Tranche B Closing Date, each Credit Party, jointly and severally, represents and warrants to each Lender and the Collateral Agent that the following statements are true and correct as of the Effective Date and on the date on which each Term Loan is made (both with and without giving effect to the Term Loan):

4.1. Due Organization, Power and Authority.  Each of Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, organization or formation, (b) has all requisite power and authority to (i) own, lease, license and operate its assets and properties and to carry on its business as currently conducted and (ii) execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and otherwise carry out the transactions contemplated thereby, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease, license or operation of assets or properties or the conduct of its business requires such qualification, and (d) has all requisite Governmental Approvals to operate its business as currently conducted; except in each case referred to clauses (a) (other than with respect to Borrower and any other Credit Party), (b)(i) or (c) or (d) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

4.2. Equity Interests.  All of the outstanding Equity Interests in each Subsidiary of the Borrower, the Equity Interests of which are required to be pledged pursuant to the Collateral Documents, have been duly authorized and validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, are non-assessable and, on the Tranche A Closing Date, all such Equity Interests owned directly by Borrower or any other Credit Party are owned free and clear of all Liens except for Permitted Liens.  As of the Tranche A Closing Date, Schedule 4.2 of

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the Disclosure Letter identifies each Person, the Equity Interests of which are required to be pledged on the Tranche A Closing Date pursuant to the Collateral Documents.

4.3. Authorization; No Conflict.  Except as set forth on Schedule 4.3 of the Disclosure Letter, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Credit Party’s Operating Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any provision of any security issued by such Credit Party or of any agreement, instrument or other undertaking to which such Credit Party is a party or affecting such Credit Party or the assets or properties of such Credit Party or any of its Subsidiaries or (B) any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its properties or assets are subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any material Requirements of Law, except, in the cases of clauses (b)(ii) and (b)(iv) above, to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

4.4. Government Consents; Third Party Consents.  Except as set forth on Schedule 4.4 of the Disclosure Letter, no Governmental Approval or other approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including any counterparty to any Current Company IP Agreement) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) filings under state or federal securities laws and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

4.5. Binding Obligation.  Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity.

4.6. Collateral.  In connection with this Agreement, each Credit Party has delivered to the Collateral Agent a completed certificate signed by such Credit Party (each, a “Perfection Certificate, and collectively, the “Perfection Certificates”).  Each Credit Party, jointly and severally, represents and warrants to the Collateral Agent and each Lender that:

(a) (i) its exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (iii) its Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) its Perfection Certificate accurately sets forth as of the Effective Date its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) it (and each of its predecessors) has not, in the five (5) years prior to the Effective Date, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on its Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete in all material respects as of the Effective Date.  If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify the Collateral Agent of such occurrence and provide the Collateral Agent with such Credit Party’s organizational identification number.  The Collateral Agent hereby agrees that the Perfection Certificate(s) shall be updated or deemed to be updated to reflect information provided in any notice delivered by any Credit Party to the Collateral Agent pursuant to Section 6.2;  provided that any update to the Perfection Certificate(s)

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by any Credit Party pursuant to Section 6.2 shall not relieve any Credit Party of any other Obligation under this Agreement.

(b) (i) it has good title to, has rights in, and subject to Permitted Domestic Subsidiary Restricted Distributions, the power to transfer each item of the Collateral upon which it purports to grant a Lien under any Collateral Document, free and clear of any and all Liens except Permitted Liens, except for such minor irregularities or defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change and (ii) as of the Effective Date, it has no deposit accounts maintained at a bank or other depository or financial institution located in the United States other than the deposit accounts described in the Perfection Certificates delivered to the Collateral Agent in connection herewith.

(c) A true, correct and complete list of all U.S. pending, registered or issued Patents and Trademarks material to the business of Borrower and its Subsidiaries, taken as a whole, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, which as of the Effective Date are owned by or exclusively licensed to Borrower (collectively, the “Current Company IP”), including the name/title, current owner, registration or application number, and registration or application date is set forth on Schedule 4.6(c) of the Disclosure Letter.  Except as set forth on Schedule 4.6(c) of the Disclosure Letter, (i) to the Knowledge of Borrower, each item of Current Company IP which is owned by Borrower is valid and subsisting and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated or become abandoned, except, in each case, with respect to any Current Company IP that Borrower reasonably determines is immaterial after the Tranche A Closing Date, and (ii) to the Knowledge of Borrower, each such item of Current Company IP which is licensed by Borrower from another Person is valid and subsisting and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated, or become abandoned, except, in each case, with respect to any Current Company IP that such other Person (if applicable) and Borrower reasonably determine is immaterial after the Tranche A Closing Date.  To the Knowledge of Borrower, there are no published patents, patent applications, articles or prior art references that would reasonably be expected to materially adversely affect any Product.  Except as set forth on Schedule 4.6(c) of the Disclosure Letter, (i) each Person who has or has had any rights in or to owned Current Company IP or any trade secrets owned  by any Credit Party or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by any Credit Party or any of its Subsidiaries, and has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, ideas, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof and, (ii) to the Knowledge of Borrower, no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of any Product in the Territory or entitle such Person to ongoing payments.

(d) Except for the Permitted Licenses: (i) Borrower possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 4.6(c) of the Disclosure Letter; and (ii) there are no Liens on any Current Company IP, other than Permitted Liens.

(e) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned by or exclusively licensed to Borrower, except, in each case, that could not reasonably be expected to have a materially adverse impact on Borrower’s rights to such Current Company IP, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired, except, in each case, with respect to any Current Company IP that Borrower and the licensor thereof (if applicable) reasonably determine is immaterial after the Tranche A Closing Date.  There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is not owned by or exclusively licensed to Borrower, except, in each case, that could not reasonably be expected to have a materially adverse impact on Borrower’s rights to such Current Company IP, nor to the Knowledge of Borrower, have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired, except, in each case, with respect to any Current Company IP that Borrower and the licensor thereof (if applicable) reasonably determine is immaterial after the Tranche A Closing Date.

(f) There are no unpaid fees or royalties under any Current Company IP Agreement that have become due, or are expected to become overdue.  Each Current Company IP Agreement is in full force and effect and, to the Knowledge of Borrower, is legal, valid, binding, and enforceable in accordance with its respective terms, except

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as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  Neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default under any Current Company IP Agreement to which it is a party or may otherwise be bound, and to the Knowledge of Borrower, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision, or amendment of any of the Current Company IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(g) No payments by Borrower are due to any other Person in respect of the Current Company IP, other than pursuant to the Current Company IP Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of the Current Company IP and associated attorney fees.

(h) Borrower has not undertaken or omitted to undertake any acts, and, to the Knowledge of Borrower, no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability or scope of (i) any issued Patents in the Current Company IP in any manner that could reasonably be expected to materially adversely affect any Product, or (ii) in the case of Current Company IP solely owned or exclusively licensed by Borrower, other than with respect to Permitted Licenses and except as set forth on Schedule 4.6(h) of the Disclosure Letter, Borrower’s entitlement to solely own or license and exploit the Current Company IP.

(i) Except as set forth on Schedule 4.7 of the Disclosure Letter or advised pursuant to Section 5.2(b), there is no pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor to the Knowledge of Borrower, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP.  Except as noted on Schedule 4.6(i) of the Disclosure Letter, to the Knowledge of Borrower, there is no patent or patent application of any third party that could reasonably be expected to infringe a Patent within the Current Company IP.

(j) As of the Effective Date, except as noted on Schedule 4.6(j) of the Disclosure Letter, no Credit Party is a party to, nor is it bound by, any Restricted License.

(k) In each case where an issued Patent within the Current Company IP is owned by any Credit Party or its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(l) There are no pending (in a court of law) or, to the Knowledge of Borrower, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory infringes or violates (or in the past infringed or violated) the rights of any third parties in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, or (ii) that any Current Company IP is invalid or unenforceable.

(m) The manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory does not, to the Knowledge of Borrower, infringe or violate (or in the past infringed or violated) any issued or registered Third Party IP (including any issued Patent within the Third Party IP) or, to the Knowledge of Borrower, constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP.

(n) To the Knowledge of Borrower, there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations imposed by a court of law that: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any U.S. Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Company IP.

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(o) To the Knowledge of Borrower, (i) there is no, nor has there been any, infringement or violation by any Person of any of the Company IP or the rights therein, and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Company IP or the subject matter thereof.

(p) Each Credit Party and each of its Subsidiaries have used commercially reasonable measures customary in the pharmaceutical industry to protect the confidentiality and value of all U.S. trade secrets owned by such Credit Party or any of its Subsidiaries or used or held for use by such Credit Party or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory.

4.7. Adverse Proceedings, Compliance with Laws.  Except as set forth on Schedule 4.7 of the Disclosure Letter or advised pursuant to Section 5.2(b), there are no Adverse Proceedings pending or, to the Knowledge of Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their respective assets or properties or revenues that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  Neither Borrower nor any of its Subsidiaries (a) is in violation of any Requirements of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.8. Exchange Act Documents; Financial Statements; Financial Condition; No Material Adverse Change; Books and Records.

(a) The documents filed by Borrower with the SEC pursuant to the Exchange Act since January 1, 2017 (the “Exchange Act Documents”), when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and as of the time they were filed with the SEC, none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (excluding any projections and forward-looking statements, estimates, budgets and general economic or industry data of a general nature), in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein);

(b) The financial statements (including the related notes thereto) of Borrower and its Subsidiaries included in the Exchange Act Documents present fairly in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified.  Such financial statements have been prepared in conformity with Applicable Accounting Standards applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Exchange Act Documents present fairly in all material respects the information required to be stated therein;

(c) Since December 31, 2016, there shall not have occurred or failed to occur any change or event that has had or could reasonably be expected to have, either alone or in conjunction with any other change(s), event(s) or failure(s), a Material Adverse Change, except as otherwise disclosed in the Exchange Act Documents; and

(d) [Reserved].

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4.9. Solvency.  Borrower and its Subsidiaries, on a consolidated basis, are Solvent.  Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of Borrower, nor do any circumstances exist which may result in the dissolution or liquidation of Borrower.

4.10. Payment of Taxes.  All United States federal income and other material Tax returns and reports (or extensions thereof) of each Credit Party and each of its Subsidiaries required to be filed by any of them have been timely filed and are correct in all material respects, and all material Taxes which are due and payable by any Credit Party or any of its Subsidiaries and all material assessments, fees and other governmental charges upon any Credit Party or any of its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except where the validity or amount thereof is being contested in good faith by appropriate proceedings; provided that (a) the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with Applicable Accounting Standards and (b) the failure to pay such Taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

4.11. Environmental Matters.  Neither Borrower nor any of its Domestic Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  There are and, to the Knowledge of Borrower, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Domestic Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  To the Knowledge of Borrower, no predecessor of Borrower or any of its Domestic Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Domestic Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and neither Borrower’s nor any of its Domestic Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent, which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Domestic Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4.12. Material Contracts.  After giving effect to the consummation of the transactions contemplated by this Agreement, except as described on Schedule 4.12 of the Disclosure Letter, each Material Contract is a valid and binding obligation of the applicable Credit Party and, to the Knowledge of Borrower, each other party thereto, and is in full force and effect, and neither the applicable Credit Party nor, to the Knowledge of Borrower, any other party thereto is in material breach thereof or default thereunder, except where such breach or default (which default has not been cured or waived) could not reasonably be expected to give rise to any cancellation, termination or acceleration right of the applicable counterparty thereto.  No Credit Party or any of its Subsidiaries has received any written notice from any party thereto asserting or, to the Knowledge of Borrower threatening to assert, circumstances that could reasonably be expected to result in the cancellation, termination or invalidation of any Material Contract.

4.13. Regulatory Compliance.  No Credit Party is or is required to be an “investment company” under the Investment Company Act of 1940, as amended.  No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board).  Each Credit Party has complied in all material respects with the Federal Fair Labor Standards Act.  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Plan is in compliance with the applicable provisions of ERISA, the IRC and other U.S. federal or state Requirements of Law, respectively.  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of clauses (i),

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(ii) and (iii) above, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

4.14. Margin Stock.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Credit Extensions or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Term Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.  No Credit Party or any of its Subsidiaries has taken or permitted to be taken any action that might cause any Loan Document to violate Regulation T, U or X of the Federal Reserve Board.

4.15. Subsidiaries.  As of the Tranche A Closing Date, Schedule 4.15 of the Disclosure Letter (a) sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary of Borrower or any other Credit Party and (b) sets forth the ownership interest of Borrower and any other Credit Party in each of their respective Subsidiaries, including the percentage of such ownership.

4.16. Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Domestic Subsidiaries or, to the Knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Borrower or any of its Domestic Subsidiaries or, to the Knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the Knowledge of Borrower, threatened in writing involving Borrower or any of its Domestic Subsidiaries, and (c) to the Knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Domestic Subsidiaries and, to the Knowledge of Borrower, no union organization activity that is taking place that in each case specified in any of clauses (a),  (b) and (c), individually or together with any other matter specified in clause (a),  (b) or (c), could reasonably be expected to result in a Material Adverse Change.

4.17. Full Disclosure.  None of the documents, certificates or written statements (excluding any projections and forward-looking statements, estimates, budgets and general economic or industry data of a general nature) furnished or otherwise made available to the Collateral Agent or Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby (in each case, taken as a whole and as modified or supplemented by other information so furnished promptly after the same becomes available) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as of the time when made or delivered, not misleading in light of the circumstances in which the same were made; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein).  To the Knowledge of Borrower, there are no facts (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and written statements furnished or made available to the Collateral Agent or Lenders for use in connection with the transactions contemplated hereby.

4.18. FCPA; Patriot Act; OFAC.

(a) None of Borrower, its Subsidiaries or, to the Knowledge of Borrower, any director, officer, agent or employee of Borrower or any Subsidiary of Borrower has (i) used any corporate funds of Borrower or any of

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its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Borrower or any of its Subsidiaries, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, and no part of the proceeds of any Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA;

(b) (i) The operations of Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and the anti-money laundering laws, rules and regulations of each jurisdiction (foreign or domestic) in which Borrower or any of its Subsidiaries is subject to such jurisdiction’s Requirements of Law (collectively, the “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or to the knowledge of Borrower, threatened in writing; and

(c) None of Borrower, its Subsidiaries or, to the Knowledge of Borrower, any director, officer, agent or employee of Borrower or any Subsidiary of Borrower is currently to the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or imposed by the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.  Borrower will not, directly or, to the Knowledge of Borrower, indirectly through an agent, use the proceeds of the Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently the target of any U.S. sanctions administered by OFAC.

4.19. Health Care Matters.

(a) Compliance with Health Care Laws.  Each Credit Party and each of its Subsidiaries, and each officer, Affiliate, and employee acting on behalf of each Credit Party and each of its Subsidiaries is in compliance in all material respects with all Health Care Laws applicable to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory.

(b) Compliance with FDA Laws.  Each Credit Party and each of its Subsidiaries are in compliance in all material respects with all applicable FDA Laws, including those related to the adulteration or misbranding of products within the meaning of Sections 501 and 502 of the Food Drug and Cosmetics Act (“FDCA”), relating to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory.  (i) None of the Products are articles which may not be introduced into interstate commerce pursuant to the requirements of the FDCA, (ii) each Product distributed or sold in the Territory has been manufactured in all material respects in accordance with current FDA Good Manufacturing Practices, and (iii) each Product required to be approved or cleared by the FDA pursuant to the FDCA has been so approved or cleared.

(c) Material Statements.  None of (i) the Credit Parties, (ii) any officer, Affiliate or employee of the Credit Parties or their Subsidiaries in their capacity as an officer, Affiliate or employee of a Credit Party or Subsidiary, and, (iii) to the Knowledge of Borrower, any agent of any Credit Party or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any U.S. Governmental Authority, failed to disclose a material fact to any U.S. Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to constitute a material violation of any Health Care Law.

(d) Proceedings; Audits.  To the Knowledge of Borrower, there are no material investigations, suits, claims, audits, actions (legal or regulatory) or proceedings (legal or regulatory) by a U.S. Governmental

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Authority pending or threatened in writing against any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws or FDA Laws.

(e) Prohibited Transactions.  None of the Credit Parties or their Subsidiaries, or any of their respective officers, Affiliates or employees, or, to the Knowledge of Borrower, any other Person acting on behalf of any Credit Party or any of its Subsidiaries, directly or indirectly: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician, or contractor, in order to illegally obtain business or payments from such Person in material violation of any Health Care Law; (ii) has given or agreed to give, made, or is party to any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician, contractor, or any other Person in material violation of any Health Care Law; (iii) made or agreed to make, or is party to any agreement to make on behalf of any Credit Party or any of its Subsidiaries, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was a material violation of the laws of any U.S. Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is party to any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be in material violation of any Health Care Law or that was used or given for any purpose other than that described in the documents supporting such payment.  To the Knowledge of Borrower, there are no actions pending or threatened (in writing) against any Credit Party or any of its Subsidiaries or any of their respective Affiliates under any U.S. federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(f) Exclusion.  None of the Credit Parties or their Subsidiaries, nor any officer, Affiliate, or employee having authority to act on behalf of any Credit Party or any of its Subsidiaries has been, or, to the Knowledge of Borrower, has been threatened in writing to be, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling any products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other U.S. Requirements of Law, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor, to the Knowledge of Borrower, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a part to any other action by any U.S. Governmental Authority that may prohibit the applicable Credit Party or Subsidiary from distributing or selling any Products in the Territory or providing any services to any U.S. governmental or other purchaser pursuant to any Health Care Laws.

(g) HIPAA.  Each Credit Party and each of its Subsidiaries, to the extent applicable, is in material compliance with all applicable U.S. federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented policies, procedures and training customary in the pharmaceutical industry or otherwise adequate to assure continued compliance and to detect non-compliance.  Each Credit Party neither is a “covered entity” as defined in 45 C.F.R. § 160.103 nor sponsors any “group health plans” as defined in 45 C.F.R. § 160.103.

(h) Corporate Integrity Agreement.  No Credit Party or any of its Subsidiaries or any of their respective Affiliates, nor any officer, director, managing employee or, to the Knowledge of Borrower, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any order, individual integrity agreement, or corporate integrity agreement with any U.S. Governmental Authority concerning compliance with any laws, rules, or regulations, issued under or in connection with a Governmental Payor Program.

4.20. Regulatory Approvals.

(a) Each Credit Party and any of its Subsidiaries involved in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory has all U.S. Regulatory Approvals material to its business and operations.

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(b) Each Credit Party and its Subsidiaries, as applicable, and, to the Knowledge of Borrower, each licensee of a Credit Party or any of its Subsidiaries of any U.S. Intellectual Property, are in compliance with, and have complied with, all applicable U.S. federal, state and local laws, rules, and regulations, governing the research, development, manufacture, production, use, commercialization, marketing, importing, distribution or sale of any Product in the Territory, including all such regulations promulgated by each applicable U.S. Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Change.  No Credit Party or its Subsidiaries has received any written notice from any U.S. Regulatory Agency citing action or inaction by any Credit Party or any of its Subsidiaries that would constitute a violation of any applicable U.S. federal, state or local laws, rules, or regulations, which could reasonably be expected to result in a Material Adverse Change.

5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1. Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its and all its Subsidiaries’ legal existence under the Requirements of Law in their respective jurisdictions of organization, incorporation or formation; (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable for it and all of its Subsidiaries in the ordinary course of its business, except in the case of clause (a) (other than with respect to Borrower) and clause (b) above, (i) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change or (ii) pursuant to a transaction permitted by this Agreement; and (c) comply with all Requirements of Law of any Governmental Authority to which it is subject, except where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

5.2. Financial Statements, Notices. Deliver to the Collateral Agent:

(a) Financial Statements.

(i) Annual Financial Statements.  As soon as available, but in any event within one hundred and twenty (120) days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act, if applicable) after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2017, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with Applicable Accounting Standards, with such consolidated financial statements to be audited and accompanied by (x) a report and opinion of Borrower’s independent certified public accounting firm of recognized national standing (which report and opinion shall be prepared in accordance with Applicable Accounting Standards and shall not be subject to any qualification as to “going concern” or scope of audit), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with Applicable Accounting Standards, and (y) if and only if Borrower is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm, an attestation report of such independent certified public accounting firm as to Borrower’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 attesting to management’s assessment that such internal controls meet the requirements of the Sarbanes-Oxley Act of 2002; provided,  however, that Borrower shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC);

(ii) Quarterly Financial Statements.  As soon as available, but in any event within sixty (60) days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act, if applicable) after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, beginning with the fiscal quarter ending March 31, 2018, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash

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flows and for such fiscal quarter and (in respect of the second and third fiscal quarters of such fiscal year) for the then-elapsed portion of Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable period or periods in the previous fiscal year, all prepared in accordance with Applicable Accounting Standards, subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes; provided,  however, that Borrower shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC).  Such consolidated financial statements shall be certified by a Responsible Officer of Borrower as, to his or her knowledge, fairly presenting, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with Applicable Accounting Standards consistently applied, and on a basis consistent with the audited consolidated financial statements referred to under Section 5.2(a)(i), subject to normal year-end audit adjustments and the absence of footnotes;

(b) Notice of Defaults or Events of Default.  Written notice in accordance with Section 9 hereof as promptly as practicable (and in any event within five (5) Business Days) after a Responsible Officer of Borrower shall have obtained knowledge thereof, of the occurrence of any Default or Event of Default.

5.3. Taxes.  Timely file all federal and state income and other material required Tax returns and reports or extensions therefor and timely pay all material foreign, federal, state and local Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon; provided,  however, that no such Tax or any claim for Taxes that have become due and payable and have or may become a Lien on any Collateral shall be required to be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves with respect thereto have been maintained in accordance with Applicable Accounting Standards and (b) solely in the case of a Tax or claim that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale of any portion of any Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4. Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of comparable size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of comparable size engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  Any products liability or general liability insurance maintained in the United States regarding Collateral shall name the Collateral Agent as additional insured or loss payee, as applicable. So long as no Event of Default shall have occurred and be continuing, the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of the Borrower and its Subsidiaries (and the Collateral Agent shall promptly remit to the Borrower any proceeds with respect to any insurance received by it).

5.5. Operating Accounts.  In the case of any Credit Party, contemporaneously with the establishment of any new Collateral Account at or with any bank or other depository or financial institution, subject such account to a Control Agreement that is reasonably acceptable to the Collateral Agent.  For each Collateral Account that each Credit Party at any time maintains, such Credit Party shall cause the applicable bank or other depository or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Collateral Agent’s Lien in favor and for the benefit of Lenders and the other Secured Parties in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Collateral Agent.  The provisions of the previous two (2) sentences shall not apply to deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, zero balance accounts, accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, merchant accounts, accounts used exclusively for compliance with any U.S. Requirements of Law to the extent such Requirements of Law prohibit the granting of a Lien thereon, accounts which constitute cash collateral in respect of a Permitted Lien and accounts the cash balances of which do not exceed $150,000 in the aggregate in all such accounts at any time (all such accounts, collectively, the “Excluded Accounts”).  Notwithstanding the foregoing,

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the Credit Parties shall have until the date that is ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) following (i) the Tranche A Closing Date to comply with the provisions of this Section 5.5 with regard to Collateral Accounts of the Credit Parties in existence on the Tranche A Closing Date (or opened during such 90-day period (or such longer period as the Collateral Agent may agree in its sole discretion)) and (ii) the closing date of any Acquisition or other Investment to comply with the provisions of this Section 5.5 with regard to Collateral Accounts of the Credit Parties acquired in connection with such Acquisition or other Investment.

5.6. Compliance with Laws.  Comply in all respects with the Requirements of Law and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or its assets or properties (including Environmental Laws, ERISA, Anti-Money Laundering Laws, OFAC, FCPA, Health Care Laws and the Federal Fair Labor Standards Act), except if the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

5.7. Protection of Intellectual Property Rights.

(a) Except as could not reasonably be expected to result in a Material Adverse Change, (i) protect, defend and maintain the validity and enforceability of the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; (ii) maintain the confidential nature of any material U.S. trade secrets and trade secret rights used in any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; and (iii) not allow any Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory to be abandoned, forfeited or dedicated to the public or any Current Company IP Agreement to be terminated by Borrower or any of its Subsidiaries, as applicable, without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld or delayed); provided,  however, that with respect to any such Company IP that is not owned by Borrower or any of its Subsidiaries, the obligations in clauses (i) and (iii) above shall apply only to the extent Borrower or any of its Subsidiaries have the right to take such actions or to cause any licensee or other third party to take such actions pursuant to applicable agreements or contractual rights.

(b) [Reserved].

(c) (i) Except as Borrower may otherwise determine in its reasonable business judgment, use commercially reasonable efforts, at its (or its Subsidiaries’, as applicable) sole expense, either directly or indirectly, with respect to any licensee or licensor under the terms of any Credit Party’s (or its Subsidiaries’) agreement with the respective licensee or licensor, as applicable, to take any and all actions (including taking legal action to specifically enforce the applicable terms of any license agreement) and prepare, execute, deliver and file agreements, documents or instruments which are necessary or desirable to (A)  prosecute and maintain the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory and (B) diligently defend or assert the Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory against material infringement, misappropriation, violation or interference by any other Persons and, in the case of Copyrights, Trademarks and Patents within the Company IP, against any claims of invalidity or unenforceability (including by bringing any legal action for infringement, dilution, violation or defending any counterclaim of invalidity or action of a non-Affiliate third party for declaratory judgment of non-infringement or non-interference); and (ii) not, and shall use commercially reasonable efforts to cause any licensee or licensor of any Company IP not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of Company IP material to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, in each case only if such disclaimer or abandonment could reasonably be expected to have a Material Adverse Change.

5.8. Books and Records.  Maintain proper Books, in which entries that are full, true and correct in all material respects and are in conformity with Applicable Accounting Standards consistently applied shall be made of all material financial transactions and matters involving the assets, properties and business of such Credit Party (or such Subsidiary), as the case may be.

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5.9. Access to Collateral; Audits.  Allow the Collateral Agent, or its agents or representatives, at any time during the occurrence and continuance of an Event of Default during normal business hours and upon reasonable advance notice, to visit and inspect the Collateral and inspect, copy and audit any Credit Party’s Books.  The foregoing inspections and audits shall be at the relevant Credit Party’s expense.

5.10. Use of Proceeds.  (a) Use the proceeds of the Term Loan solely to fund its general business requirements and (b) not use the proceeds of the Term Loan to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by the Collateral Agent, Borrower shall complete and sign Part I of a copy of Federal Reserve Form G-3 referred to in Regulation U and deliver such copy to the Collateral Agent.

5.11. Further Assurances.  Promptly upon the reasonable written request of the Collateral Agent, execute, acknowledge and deliver such further documents and do such other acts and things in order to effectuate or carry out more effectively the purposes of this Agreement and the other Loan Documents at its expense, including after the Tranche A Closing Date taking such steps as are reasonably deemed necessary or desirable by the Collateral Agent to maintain, protect and enforce the Collateral Agent’s Lien in favor and for the benefit of Lenders and the other Secured Parties on Collateral securing the Obligations created under the Security Agreement and the other Loan Documents in accordance with the terms of the Security Agreement and the other Loan Documents, subject to Permitted Liens; provided,  however, that Credit Parties and their Subsidiaries shall not be required to take any action under laws outside the United States to attach, maintain, perfect, protect or enforce any Lien of the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties on Collateral.

5.12. Additional Collateral; Guarantors.  From and after the Tranche A Closing Date, without limiting the generality of Section 5.11 and except as otherwise approved in writing by the Collateral Agent, each Credit Party shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to guarantee the Obligations and to cause each such Domestic Subsidiary to grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties a first priority security interest in and Lien upon, and pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, subject to Permitted Liens, all of such Subsidiary’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing, to secure such guaranty; provided, that such Credit Party’s obligations to cause such Domestic Subsidiaries formed or acquired after the Tranche A Closing Date to take the foregoing actions shall be subject to the timing requirements of Section 5.13.  Furthermore, and without limiting the generality of Section 5.11 and except as otherwise approved in writing by the Collateral Agent, each Credit Party, following the Tranche A Closing Date, shall (a) grant the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties a first priority security interest in and Lien upon, and pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of the Equity Interests (other than Excluded Equity Interests) of each of its Domestic Subsidiaries that is directly owned by such Credit Party and (b) grant the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties a first priority security interest in and Lien upon, and pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of the Equity Interests (other than Excluded Equity Interests) in each Foreign Subsidiary that is directly owned by a Domestic Subsidiary.  In connection with each pledge of certificated Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to the Collateral Agent, such certificate(s) together with stock powers or assignments, as applicable, properly endorsed for transfer to the Collateral Agent or duly executed in blank, in each case reasonably satisfactory to the Collateral Agent.  In connection with each pledge of uncertificated Equity Interests constituting a security (as defined under Section 8-102(a)(15) of the Code) required under the Loan Documents and subject to the proviso in Section 5.11, the Credit Parties shall deliver, or cause to be delivered, to the Collateral Agent an executed uncertificated stock control agreement among the issuer, the registered owner and the Collateral Agent substantially in the form attached as an Annex to the Security Agreement.

5.13. Formation or Acquisition of Domestic Subsidiaries.  If Borrower or any of its Subsidiaries at any time after the Tranche A Closing Date forms or acquires a Domestic Subsidiary (other than an Excluded Subsidiary), as promptly as practicable but in no event later than thirty (30) days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition: (a) Borrower will cause such Domestic Subsidiary

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to execute and deliver to the Collateral Agent a joinder to the Security Agreement in the form attached thereto; (b) Borrower will deliver to the Collateral Agent (i) true, correct and complete copies of the Operating Documents of such Domestic Subsidiary, (ii) a Secretary’s Certificate, certifying that the copies of such Operating Documents are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Collateral Agent) and (iii) a good standing certificate for such Domestic Subsidiary certified by the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, incorporation or formation; and (c) Borrower will deliver to the Collateral Agent a Perfection Certificate, updated to reflect the formation or acquisition of such Domestic Subsidiary.  Borrower, the Collateral Agent and Lenders hereby agree that any such Domestic Subsidiary shall constitute a Credit Party for all purposes hereunder as of the date of the execution and delivery of the joinder contemplated by clause (a) above.  Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a Loan Document.

5.14. Post-Closing Requirements.  Borrower will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 5.14 of the Disclosure Letter within the time period prescribed therefor on such schedule (or such longer period as the Collateral Agent may agree in its sole discretion), which shall include, among other things, that notwithstanding anything to the contrary in Section 5.5, the Credit Parties shall have until the date that is ninety (90) days following the Tranche A Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion) to comply with the provisions of Section 5.5 with regard to Collateral Accounts of the Credit Parties in existence on the Tranche A Closing Date or opened during such 90-day period (or such longer period as the Collateral Agent may agree in its sole discretion).  All representations and warranties and covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 5.14 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Loan Documents, such that to the extent any such action set forth in Schedule 5.14 of the Disclosure Letter is not overdue, the applicable Credit Party shall not be in breach of any representation or warranty or covenant contained in this Agreement or any other Loan Document applicable to such action for the period from the Tranche A Closing Date until the date on which such action is required to be fulfilled as set forth on Schedule 5.14 of the Disclosure Letter.

6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

6.1. Dispositions.  Convey, sell, lease, transfer, assign, covenant not to sue, enter into a coexistence agreement, exclusively or non-exclusively license out, or otherwise dispose of (including any sale-leaseback), directly or indirectly and whether in one or a series of transactions (collectively, “Transfer”), all or any part of the Current Company IP; except in each case of this Section 6.1 (i) Transfers that are under Permitted Licenses or made in connection with Permitted Liens, (ii) intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights between or among the Credit Parties or their Subsidiaries relating to a Product, (iii) other Transfers made in the ordinary course of business on commercially reasonable arm’s length terms, and (iv) any license or similar grant of rights so long as such license or grant does not result in the following: (i) one hundred percent (100%) of the Net Sales of a Product in the Territory not being reported in the financial statements of Borrower and its Subsidiaries and (ii) such Credit Party or Subsidiary is prohibited or otherwise restricted from determining in its sole discretion the pricing of such Product in the Territory (but not including pricing of such Product under any Governmental Payor Programs).

6.2. Fundamental Changes.  Without at least ten (10) days prior written notice to the Collateral Agent in accordance with Section 9 hereof, solely in the case of a Credit Party: (i) change its jurisdiction of organization, incorporation or formation, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization, incorporation or formation.

6.3. [Reserved].

6.4. Indebtedness.  Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (including any Indebtedness consisting of obligations evidenced by a bond, debenture, note or other similar instrument) that is not Permitted Indebtedness;

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provided,  however, that the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.4.

6.5. Encumbrances.  Except for Permitted Liens, (i) create, incur, allow, or suffer to exist any Lien on any Collateral, or (ii) permit (other than  pursuant to the terms of the Loan Documents) any material portion of the Collateral not to be subject to the first priority security interest granted in the Loan Documents or otherwise pursuant to the Collateral Documents, in each case of this clause (ii), other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation of the Collateral Agent or Lenders under the Loan Documents.

6.6. No Further Negative Pledges; Negative Pledge.

(a) No Credit Party nor any of its Subsidiaries shall enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of such Credit Party or Subsidiary to create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, in favor and for the benefit of Lenders and the other Secured Parties with respect to the Obligations or under the Loan Documents, in each case of this Section 6.6(a), other than Permitted Negative Pledges.

(b) [Reserved].
6.7. [Reserved].

6.8. Distributions. Pay any dividends or make any distribution or payment on or redeem, retire or purchase any Equity Interests, except, in each case of this Section 6.8, for Permitted Distributions.

6.9. No Restrictions on Domestic Subsidiary Distributions.  No Credit Party nor any of its Subsidiaries shall enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of any Domestic Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Domestic Subsidiary’s Equity Interests owned by Borrower or any other Domestic Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Domestic Subsidiary to Borrower or any other Domestic Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Domestic Subsidiary of Borrower, or (d) transfer, lease or license any Collateral to Borrower or any other Domestic Subsidiary of Borrower, except, in each case of this Section 6.9, for Permitted Domestic Subsidiary Distribution Restrictions.

6.10. Subordinated Debt  Make or permit any voluntary or optional prepayment of any Subordinated Debt or Permitted Convertible Bond Indebtedness, except (i) the conversion by Borrower of any Permitted Convertible Bond Indebtedness issued and outstanding as of the Effective Date into or in exchange for other securities, the redemption of any such Permitted Convertible Bond Indebtedness for cash, or cash payments to induce or to settle the conversion of any such Permitted Convertible Bond Indebtedness by the holders thereof, in each case pursuant to the terms of such Permitted Convertible Bond Indebtedness, (ii) under the terms of any subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject, (iii) replacements, refinancings or exchanges of any Subordinated Debt or Permitted Convertible Bond Indebtedness with any Indebtedness permitted to be incurred under Section 6.4, (iv) any prepayment or conversion of any Permitted Convertible Bond Indebtedness that is made or settled in Equity Interests of Borrower or, in respect of any fractional shares to be issued, in cash; (v) with the proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; and (vi) any prepayment or redemption of any Subordinated Debt or Permitted Convertible Bond Indebtedness so long as the trailing four-fiscal quarter Net Sales of Borrower and its Subsidiaries on a consolidated basis for the most recent four-fiscal quarter period ending prior to the date of such prepayment or redemption, as indicated in the statements of Borrower delivered or otherwise made available to the Collateral Agent pursuant to Section 5.2(a), are greater than or equal to $750,000,000.

6.11. Amendments or Waivers of Organizational Documents.  Amend, restate, supplement or otherwise modify, or waive, any provision of its Operating Documents in a manner that could reasonably be expected to result in a Material Adverse Change.

6.12. Compliance.

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(a) Become an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose;

(b) No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien on any assets or properties of any Credit Party or a Subsidiary of a Credit Party with respect to any Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the case of clauses (i) and (ii), could reasonably be expected to, in the aggregate, result in a Material Adverse Change; or

(c) Permit the occurrence of any other event with respect to any present pension, profit sharing or deferred compensation plan which could reasonably be expected to result in a Material Adverse Change.

6.13. Compliance with Anti-Terrorism Laws.  The Collateral Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of Anti-Terrorism Laws, and such Person’s policies and practices, the Collateral Agent and each Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow the Collateral Agent and each Lender to identify such party in accordance with Anti-Terrorism Laws.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries or Affiliates to, directly or indirectly, knowingly enter into any documents or contracts with any Person listed on the OFAC Lists.  Each Credit Party shall promptly (but in any event within three (3) Business Days) notify the Collateral Agent in writing upon any Responsible Officer of Borrower having knowledge that any Credit Party or any Subsidiary or Affiliate of any Credit Party is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries or Affiliates to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

6.14. Amendments or Waivers of Current Company IP Agreements.  Waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to any of the Current Company IP Agreements or (b) breach, default under, or take any action or fail to take any action that, with the passage of time or the giving of notice or both, would constitute a default or event of default under any of the Current Company IP Agreements, in each case of this Section 6.14, which could reasonably be expected to result in a Material Adverse Change.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1. Payment Default.  Any Credit Party fails to (a) make any payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof (including pursuant to Section 2.2(c)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, or (b) within five (5) Business Days after the same becomes due, any payment of interest or premium pursuant to Section 2.2, including any applicable Makewhole Amount or Prepayment Premium, or any other Obligations (which five (5) Business Day cure period shall not apply to any payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) hereof).  A failure to pay any such interest, premium or Obligations pursuant to the foregoing clause (b) prior to the end of such five (5) Business Day-period shall not constitute an Event of Default (unless such payment is due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 8.1(a) hereof).

7.2. Covenant Default.

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(a) The Credit Parties: (i) fail or neglect to perform any obligation in Sections 5.4, 5.5 or 5.10 or (ii) violate any covenant in Section 6; or

(b) The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents on its part to be performed, kept or observed and such failure continues for thirty (30) days (or for ninety (90) days in the case of Section 5.2(a)(i)(y), and provided further that the failure to perform, keep, or observe Section 5.2(a)(i)(y) shall be deemed cured and such resulting Default shall be deemed to no longer exist, when the underlying cause that led to such failure and resulting Default has been cured or remediated) after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Collateral Agent or the Required Lenders (it being acknowledged and agreed that no Credit Extensions shall be made during any such 30-day (or 90-day) period ).  Cure periods provided under this Section 7.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above.

7.3. Material Adverse Change. A Material Adverse Change of the type described in clause (ii) or clause (iii) of the definition thereof occurs.

7.4. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) in excess of $10,000,000 on deposit or otherwise maintained with the Collateral Agent, or (ii) a notice of lien or levy is filed against any of material portion of Collateral by any Governmental Authority, and the same under sub-clauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided,  however, that no Credit Extensions shall be made during any thirty (30) day cure period; or

(b) (i) Any material portion of Collateral is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower and its Subsidiaries from conducting any material part of their business, taken as a whole.

7.5. Insolvency.

(a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking:  (i) relief in respect of any Credit Party, or of a substantial part of the property of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; or (iii) the winding-up or liquidation of any Credit Party, and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(b) Any Credit Party shall:  (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property or assets of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise expressly permitted hereunder).

7.6. Other Agreements.  Any Credit Party fails to pay any Indebtedness (other than the Indebtedness represented by this Agreement and the other Loan Documents) within any applicable grace period after such payment

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is due and payable (including at final maturity) or after the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000.

7.7. Judgments.  One or more final, non-appealable judgments, orders, or decrees for the payment of money in an amount in excess of $10,000,000 (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third-party insurance as to which liability has not been denied by such insurance carrier or by an indemnification claim against a solvent and unaffiliated Person that is not a Credit Party as to which such Person has not denied liability for such claim), shall be rendered against one or more Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

7.8. Misrepresentations.  Any Credit Party or any Person acting for any Credit Party makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to the Collateral Agent or any Lender or to induce the Collateral Agent or any Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect (or, to the extent any such representation, warranty or other statement is qualified by materiality or Material Adverse Change, in any respect) when made or deemed to be made.

7.9. Loan Documents; Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party, or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than pursuant to the terms of the Loan Documents) cease to be a perfected and first priority security interest in any material portion of the Collateral subject thereto, subject only to Permitted Liens, in each case, other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation of the Collateral Agent or Lenders under the Loan Documents.

7.10. Subordinated Debt.  Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, other than with respect to Permitted Liens.

7.11. ERISA Event.  An ERISA Event occurs that, individually or together with any other ERISA Events, results or could reasonably be expected to result in a Material Adverse Change or the imposition of a Lien on any Collateral.

8. RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT
8.1. Rights and Remedies. While an Event of Default occurs and continues, the Collateral Agent may, and at the request of the Required Lenders, will, without notice or demand:

(a) declare all Obligations (including, for the avoidance of doubt, the Makewhole Amount or Prepayment Premium, as applicable, that is payable pursuant to Section 2.2(e) or Section 2.2(f), as the case may be) immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations, including the Makewhole Amount or Prepayment Premium, as applicable, that is payable pursuant to Section 2.2(e) or Section 2.2(f), as the case may be, are automatically and immediately due and payable without any action by the Collateral Agent or any Lender), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, the Makewhole Amount or Prepayment Premium, as applicable, that is payable pursuant to Section 2.2(e) or Section 2.2(f), as the case may be) shall become due and payable by Borrower without presentment, demand, protest or other notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;
(c) verify the amount of the Collateral Accounts;

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(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral or the Collateral Agent’s security interest in favor and for the benefit of Lenders and the other Secured Parties in the Collateral.  Borrower shall assemble the Collateral if the Collateral Agent or the Required Lenders requests and make it available as the Collateral Agent or the Required Lenders designates.  The Collateral Agent or its agents or representatives may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest in favor and for the benefit of Lenders and the other Secured Parties and pay all expenses incurred.  Borrower grants the Collateral Agent a license to enter and occupy (and for its agents or representatives to enter and occupy) any of its premises, without charge, to exercise any of the Collateral Agent’s or Lenders’ rights or remedies;

(e) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by the Collateral Agent owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  With respect to any and all Intellectual Property owned by any Credit Party and included in Collateral, each Credit Party hereby grants to the Collateral Agent, for the benefit of all Secured Parties, as of the Tranche A Closing Date, a non-exclusive, royalty-free license or other right to use, without charge, such Intellectual Property in advertising for sale and selling any Collateral and, in connection with the Collateral Agent’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise Contracts inure to the benefit of all Secured Parties.  Each Credit Party shall retain the right to control the Collateral Agent’s use of its trade names and Trademarks and such trade names and Trademarks, together with the goodwill associated therewith, are and remain the exclusive property of the Credit Parties, and any and all use of the same by the Collateral Agent shall inure to the benefit of the Credit Parties;

(g) place a “hold” on any account maintained with the Collateral Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books regarding Collateral; and

(i) exercise all rights and remedies available to the Collateral Agent or Lenders under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

The Collateral Agent and Lenders agree that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to the Intellectual Property, the rights of the licensees under the Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License in a way that would permit the licensor to terminate such Permitted License (commonly termed a non-disturbance).

8.2. Power of Attorney.  Borrower hereby irrevocably appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) settle and adjust disputes and claims about the Collateral Accounts directly with depository banks where the Collateral Accounts are maintained, for amounts and on terms the Collateral Agent or the Required Lenders determines reasonable; (b) make, settle, and adjust all claims under Borrower’s products liability or general liability insurance policies maintained in the United States regarding Collateral; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (d) transfer the Collateral into the name of the Collateral Agent, Lenders or a third party as the Code permits.  Borrower hereby appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact to file or record any documents necessary to perfect or continue the perfection of the Collateral Agent’s security interest in favor and for the benefit of Lenders and the other Secured Parties in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lenders are not under any further obligation to make Credit Extensions hereunder.  The foregoing appointment of the Collateral Agent and any Related Party thereof as Borrower’s attorney in fact, and all of the Collateral Agent’s (or such Related Party’s) rights and powers, coupled with an interest, are

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irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

8.3. Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, the Collateral Agent shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Collateral Accounts or disposition of any other Collateral, or otherwise, to the Obligations in such order as the Collateral agent or Required Lenders shall determine in its or their sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency.  If the Collateral Agent or Lenders directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Collateral Agent or Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lenders of cash therefor.

8.4. Collateral Agent’s Liability for Collateral.  So long as the Collateral Agent complies with Requirements of Law regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent, the Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any other Person.  In no event shall the Collateral agent or any Lender have any liability for any diminution in the value of the Collateral for any reason.  Borrower bears all risk of loss, damage or destruction of the Collateral.

8.5. No Waiver; Remedies Cumulative.  The Collateral Agent’s or Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Collateral Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  The Collateral Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative.  Each of the Collateral Agent and Lenders has all rights and remedies provided under the Code, by law, or in equity.  The exercise by the Collateral agent or Lenders of one right or remedy is not an election and shall not preclude the Collateral Agent or Lenders from exercising any other remedy under this Agreement or other remedy available at law or in equity, and the waiver by the Collateral Agent or Lenders of any Event of Default is not a continuing waiver.  The Collateral Agent’s or Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6. Demand Waiver; Makewhole Amount; Prepayment Premium.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Collateral Agent or Lenders on which Borrower is liable.  Borrower acknowledges and agrees that if the maturity of all Obligations shall be accelerated pursuant to Section 8.1(a) by reason of the occurrence of an Event of Default, the Makewhole Amount or Prepayment Premium, as applicable, that is payable pursuant to Section 2.2(e) or  Section 2.2(f), as the case may be, shall become due and payable by Borrower upon such acceleration, whether such acceleration is automatic or is effected by the Collateral Agent’s or Lenders’ declaration thereof, as provided in Section 8.1(a), and Borrower shall pay the Makewhole Amount or Prepayment Premium, as applicable, that is payable pursuant to Section 2.2(e) or Section 2.2(f), as the case may be, as compensation to Lenders for the loss of its investment opportunity and not as a penalty, and Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.

9. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address (if any) indicated below.  Any party to this Agreement may change its mailing or electronic mail address or facsimile number by giving all other parties hereto written notice thereof in accordance with the terms of this Section 9.

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If to Borrower or any other Credit Party:

TESARO, Inc.
1000 Winter Street
Waltham, MA 02451

Attention:  General Counsel
Telephone: +1 (781) 786-7065
Facsimile:  +1 (339) 309-5013

_______________Email: jfarmer@tesarobio.com

with a copy to (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive

_______________________________________________________Suite 2000

Baltimore, MD 21202
Attn:  Asher Rubin
Telephone:  +1 (410) 659-2700
Facsimile: +1 (410) 659-2701

Email:  asher.rubin@hoganlovells.com

If to the Collateral Agent:_____BioPharma Credit PLC

c/o Beaufort House

51 New North Road

Exeter EX4 4EP

United Kingdom

Attn:  Company Secretary

Tel: +44 01 392 477 500

Fax:  +44 01 392 253 282

with copies (which shall not constitute notice) to:

Pharmakon Advisors LP

110 East 59th Street, #3300

New York, NY 10022

Attn:  Pedro Gonzalez de Cosio

Phone: +1 (212) 883-2296

Fax: +1 (917) 210-4048

Email:  pg@PharmakonAdvisors.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attn:  Geoffrey E. Secol

Phone: (212) 872-8081

Fax: (212) 872-1002

Email:  gsecol@akingump.com

If to any Lender:To the address set forth on Exhibit D attached hereto for such Lender

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10. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

the Loan Documents shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to any principles of conflicts of law that could require the application of the law of any other jurisdiction.  Each party hereto submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirements of Law, in such Federal court; provided,  however, that nothing in this Agreement shall be deemed to operate to preclude the Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Party or such Lender.  Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in (or otherwise provided in accordance with the terms of) Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES HERETO TO ENTER INTO THIS AGREEMENT.  EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11. GENERAL PROVISIONS
11.1. Successors and Assigns.

(a) This Agreement binds and is for the benefit of the parties hereto and their respective successors and permitted assigns.

(b) No Credit Party may transfer, pledge or assign this Agreement or any other Loan Document or any rights or obligations under hereunder or thereunder without the prior written consent of each Lender.  No Lender may sell, transfer, assign or pledge this Agreement or any other Loan Document or any of its rights or obligations hereunder or thereunder to any third party without Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned), including to grant a participation in all or any part of, or any interest in, such Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents (any such sale, transfer, assignment, pledge or grant of a participation, a “Lender Transfer”).

(c) Notwithstanding clause (b) above, Borrower’s consent shall not be required for any Lender Transfer by a Pharmakon Lender to another Pharmakon Lender;

(i) by a Pharmakon Lender to any third party,  so long as after giving effect to such Lender Transfer, one or more of the Pharmakon Lenders continue to hold in the aggregate at least fifty-one percent (51.0%) of each of (x) the outstanding aggregate principal amount of the Term Loans, (y) prior to the Tranche A Closing Date, the Tranche A Commitments and (z) prior to the Tranche B Closing Date, the Tranche B Commitments;

(ii) to a Controlled Investment Affiliate of any Lender;

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(iii) if any Event of Default described in Section 7.1,7.2(a), 7.3, 7.4, 7.5, 7.6, 7.9, or 7.10 has occurred and is continuing.

(d) In the case of a Lender Transfer in the form of a participation granted by a Lender to any third party, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, (iii) Borrower, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any agreement or instrument pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or other modification hereto, in each case subject to the terms and conditions of this Agreement (including Section 12).

(e) No Lender shall make a Lender Transfer to a Competitor of Borrower.

(f) The Collateral Agent shall record any Lender Transfer in the “book entry system” maintained pursuant to Section 2.8.  Each Lender shall provide Borrower, the Collateral Agent and each other Lender written notice of a Lender Transfer delivered no later than five (5) Business Days prior to the date on which such Lender Transfer is consummated.

(g) Any attempted Lender Transfer, transfer, pledge or assignment of this Agreement or any other Loan Document or any rights or obligations under hereunder or thereunder in violation of this Section 11.1 shall be null and void.

11.2. Indemnification.

(a) Borrower agrees to indemnify and hold harmless each of the Collateral Agent and its Related Parties and each of the Lenders and their respective Affiliates (and its or their successors and assigns) and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof (each such Person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided,  however, that (i) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnified Person (or its Affiliates or controlling Persons or their respective directors, officers, managers, partners, members, agents, sub-agents or advisors), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from a material breach of any obligation of such Indemnified Person hereunder, and (iii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from any claim by one Indemnified Person against another Indemnified Person that does not relate to any act or omission of any Credit Party, and (iv) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall, jointly and severally, indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement.  This Section 11.2(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any third party claim or other non-Tax claim, and yield protection matters, which shall be governed exclusively by Section 2.5.

(b) To the extent permitted by Requirements of Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto (and its or their successors and assigns), and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof

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or any act or omission or event occurring in connection therewith, and each party to this Agreement hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.3. Severability of Provisions.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.4. Correction of Loan Documents.  The Collateral Agent or Required Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties hereto so long as the Collateral Agent or Required Lenders, as applicable, provides the Credit Parties with written notice of such correction and allows the Credit Parties at least ten (10) days to object to such correction in writing delivered to the Collateral Agent.  In the event of such objection, such correction shall not be made except by an amendment to this Agreement in accordance with Section 11.5.

11.5. Amendments in Writing; Integration.

(a)  No amendment or modification of any provision of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation hereunder or thereunder, no approval or consent hereunder or thereunder (including any consent to any departure by Borrower or any other Credit Party herefrom or therefrom), shall in any event be effective unless the same shall be in writing and signed by Borrower (on its own behalf and on behalf of each other Credit Party) and the Required Lenders; provided,  however, that that no such amendment, modification, waiver, discharge, termination, approval or consent shall, unless in writing and signed by the Collateral Agent and the Required Lenders, affect the rights or duties of, or any amounts payable to, the Collateral Agent under this Agreement or any other Loan Document.  Any such waiver, approval or consent granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver, approval or consent.

(b) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations among the parties hereto about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

11.6. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.7. Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower or any other the Credit Parties in Section 11.2 to indemnify Indemnified Persons shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

11.8. Confidentiality.  Any information regarding the Credit Parties and their Subsidiaries and their businesses provided to Lenders or the Collateral Agent by or on behalf of any Credit Party pursuant to the Loan Documents shall be deemed “Confidential Information”; provided,  however, that Confidential Information does not include information that is either: (i) in the public domain or in the possession of any Lender or the Collateral Agent or any of their respective Affiliates or when disclosed to any Lender or the Collateral Agent or any of their respective Affiliates, or becomes part of the public domain after disclosure to any Lender or the Collateral Agent or any of their respective Affiliates, in each case, other than as a result of a breach by any Lender or the Collateral agent or any of their respective Affiliates of the obligations under this Section 11.8; or (ii) disclosed to any Lender or the Collateral Agent or any of their respective Affiliates by a third party if any Lender or the Collateral Agent or any of their respective Affiliates do not know that the third party is prohibited from disclosing the information.  No Lender or the Collateral Agent shall disclose any Confidential Information to a third party or use Confidential Information for any purpose other than the exercise of its rights and the performance of its duties or obligations under the Loan Documents.

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The foregoing in this Section 11.8 notwithstanding, the Collateral Agent and each Lender may disclose Confidential Information: (a) to any of such Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions; (c) as required by law, regulation, subpoena, or other order, provided, that (x) prior to any disclosure under this clause (c), the Collateral Agent or such Lender agrees to endeavor to provide Borrower with prior written notice thereof and with respect to any law, regulation, subpoena or other order, to the extent that the Collateral Agent or such Lender is permitted to provide such prior notice to Borrower pursuant to the terms hereof, and (y) any disclosure under this clause (c) shall be limited solely to that portion of the Confidential Information as may be specifically compelled by such law, regulation, subpoena or other order; (d) to the extent requested by regulators having jurisdiction over the Collateral Agent or such Lender or as otherwise required in connection with the Collateral Agent’s or such Lender’s examination or audit by such regulators; (e) as the Collateral Agent or such Lender considers reasonably necessary in exercising remedies under the Loan Documents; (f) to third-party service providers of the Collateral Agent or such Lender; and (g) to any of the Collateral Agent’s Related Parties; provided,  however, that the third parties to which Confidential Information is disclosed pursuant to clauses (a),  (b), (f) and (g) are bound by obligations of confidentiality and non-use that are no less restrictive than those contained herein.

The provisions of this Section 11.8 shall survive the termination of this Agreement.

11.9. Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between any Credit Party and the Collateral Agent or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

11.10. Right of Set-Off.  In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party, any such notice being hereby expressly waived by Borrower (on its own behalf and on behalf of each other Credit Party), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) the Collateral Agent or such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loan or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  Each Lender agrees promptly to notify Borrower and the Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set off and application.

11.11. Marshalling; Payments Set Aside.  Neither the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to any Lender, or the Collateral Agent or any Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12. Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Requirements of Law, including any state law based on the Uniform Electronic Transactions Act.

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11.13. Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14. Construction of Agreement.  The parties hereto mutually acknowledge that they and their respective attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty, this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

11.15. Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) except as expressly provided in Section 11.2(a), confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.16. No Advisory or Fiduciary Duty.  The Collateral Agent and each Lender may have economic interests that conflict with those of the Credit Parties.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender or the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand.  Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between each Lender and the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Collateral Agent and each Lender is acting solely as a principal and not the advisor, agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other Person, (iii) Neither the Collateral Agent nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Collateral Agent or any Lender or any of its affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate.  Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that the Collateral Agent or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

12. COLLATERAL AGENT

12.1. Appointment and Authority.  Each of the Lenders hereby irrevocably appoints BioPharma Credit PLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for Section 12.6 and Section 12.8, the provisions of this Section 12 are solely for the benefit of the Collateral Agent and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  Subject to Section 12.8 and Section 11.5, any action required or permitted to be taken by the Collateral Agent hereunder shall be taken with the prior approval of the Required Lenders, except for such actions as are expressly permitted in the Loan Documents to be taken by the Collateral Agent.

12.2. Rights as a Lender.  The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

12.3. Exculpatory Provisions.

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(a) the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party.  Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which it is a party that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Loan Documents), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or Requirements of Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

(b) The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.5) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by Borrower or a Lender.

(c) The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

12.4. Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5. Delegation of Duties.  The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent.  The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.  The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

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12.6. Resignation of Collateral Agent.  The Collateral Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon the receipt of any such notice of resignation, the Required Lenders shall have the right, with Borrower’s prior written consent so long as no Event of Default has occurred and is continuing, to appoint a successor; provided, however, that Borrower’s consent shall not be required in the case of any such appointment of a Pharmakon Lender or any Related Party of a Pharmakon Lender (and such Pharmakon Lender shall consult with Borrower regarding such appointment prior to the effectiveness thereof).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, with Borrower’s prior written consent so long as no Event of Default has occurred and is continuing, appoint a successor Collateral Agent; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof.  Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 12.6).  After the retiring Collateral Agent’s resignation, the provisions of this Section 12 and Section 10 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.  Upon any resignation by the Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by, to or through each Lender (in the case of such payments and communications) or the Required Lenders (in the case of such determinations) directly, until such time as a Person accepts an appointment as Collateral Agent in accordance with this Section 12.6.

12.7. Non-Reliance on Collateral Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make Credit Extensions hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8. Collateral and Guaranty Matters.  Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Collateral Agent, and the Collateral Agent agrees, upon the request of Borrower:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (A) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to a Credit Party) permitted hereunder, (C) subject to Section 11.5, if approved, authorized or ratified in writing by the Required Lenders or (D) to the extent such property is owned by a Guarantor upon the release of such Guarantor from its obligations under the Loan Documents pursuant to clause (c) below;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (d),  (e),  (j),  (n),  (o),  (q) and (r) (solely with respect to modifications, replacements, extensions or renewals of Liens permitted under clause (d),  (e),  (j),  (n),  (o) and (q) of the definition of “Permitted Liens”) of the definition of “Permitted Liens”;

(c) to release any Guarantor from its obligations under the Loan Documents (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted);

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(d) to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement; and

(e) to enter into a subordination, intercreditor, or other similar agreement as contemplated by clause (c) of the definition of “Permitted Indebtedness” or the definition of “Subordinated Debt” with respect to Subordinated Debt permitted under the definition of “Permitted Indebtedness”.

Upon request by the Collateral Agent at any time the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Agreement pursuant to this Section 12.8.

In each case as specified in this Section 12.8, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at Borrower’s expense, (A) deliver to Borrower any Collateral in the Collateral Agent’s possession in connection with the release of the Collateral Agent’s Lien thereon and (B) execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request (i) to evidence the release or subordination of such item of Collateral from the Liens and security interests granted under the Collateral Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to enter into a subordination, intercreditor, or other similar agreement as contemplated by clause (c) of the definition of “Permitted Indebtedness” or the definition of “Subordinated Debt” with respect to Subordinated Debt permitted under the definition of “Permitted Indebtedness” or (iv) to evidence the release of any Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 12.8 and in form and substance reasonably acceptable to the Collateral Agent.

Without limiting the generality of Section 12.10 below, the Collateral Agent shall deliver to the Lenders notice of any action taken by it under this Section 12.8 promptly after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Collateral Agent’s rights, powers, privileges and protections under this Section 12.

12.9. Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 2.4 to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based upon the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Collateral Agent (or any sub-agent) in connection with such capacity.

12.10. Notices and Items to Lenders.  The Collateral Agent shall deliver to the Lenders each notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or other item received by it pursuant to this Agreement or any other Loan Document (including any item received by it pursuant to Section 3 or set forth on Schedule 5.14 of the Disclosure Letter); provided, that any delivery of or failure to deliver any such notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or item shall not otherwise alter or effect the rights of the Lenders or the Collateral Agent under this Agreement or any other Loan Document.  In addition, to the extent the Collateral Agent or the Required Lenders deliver any notices, approvals, authorizations, directions, consents or waivers to Borrower pursuant to this Agreement or any other Loan Document, the Collateral Agent or the Required Lenders, as applicable, will also deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders on or about the same time such notice, approval, authorization, direction, consent or waiver is provided to Borrower; provided, that the delivery of or failure to deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders shall not in any way effect the obligations of Borrower, or the rights of the Collateral Agent or the Required Lenders, in respect of such notice, approval, authorization, direction, consent or waiver.

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13. DEFINITIONS

13.1. Definitions.  For the purposes of and as used in the Loan Documents:  (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as the context otherwise requires (including to the extent otherwise expressly provided in any Loan Document), (i) references to any law, statute, treaty, order, policy, rule or regulation include any amendments, supplements and successors thereto and (ii) references to any contract, agreement, instrument or other document include any amendments, restatements, supplements or modifications thereto from time to time to the extent permitted by the provisions thereof; (c) the word “shall” is mandatory; (d) the word “may” is permissive; (e) the word “or” has the inclusive meaning represented by the phrase “or”; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Applicable Accounting Standards; (k) references to any time of day shall be to New York time; (l) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; and (m) references to specific sections, articles, annexes and exhibits are to this Agreement and references to specific schedules are to the Disclosure Letter.  As used in this Agreement, the following capitalized terms have the following meanings:

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Additional Consideration” is defined in Section 2.7.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of Borrower, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members.  As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise.  In no event shall the Collateral Agent or any Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” is defined in the preamble hereof.

“Anti-Money Laundering Laws” is defined in Section 4.18(b).

“Anti-Terrorism Laws” means any Anti-Money Laundering Laws or other laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Accounting Standards” means with respect to Borrower and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Applicable Percentage” means, at any time, (a) with respect to the Tranche A Loan or the Tranche A Loan Amount, the percentage equal to a fraction, the numerator of which is (i) on or prior to the Tranche A Closing Date, the amount of such Lender’s Tranche A Commitment and the denominator of which is the Tranche A Loan Amount

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or (ii) thereafter, the outstanding principal amount of such Lender’s portion of the Tranche A Loan at such time, and the denominator of which is the aggregate outstanding principal amount of the Tranche A Term Loan at such time, and (b) with respect to the Tranche B Loan or the Tranche B Loan Amount, (i) on or prior to the Tranche B Closing Date, such Lender’s Tranche B Commitment or (ii) thereafter, the percentage equal to a fraction, the numerator of which is the outstanding principal amount of such Lender’s portion of the Tranche B Loan at such time, and the denominator of which is the aggregate outstanding principal amount of the Tranche B Term Loan at such time.

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries: (a) any purchase, inbound license or other acquisition of all or substantially all of the assets of any other Person (or of any business unit, line of business or division of such Person); or (b) any other purchase, inbound license or other acquisition of any properties or assets or businesses of any other Person for any purpose other than for administrative expenses and other ordinary course expenses related to day-to-day operations.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person fifty percent (50%) or more owned by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which the Collateral Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to the Collateral Agent pursuant to Section 3.1 approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including the Term Loans), together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) and title(s) of the officers of such Person authorized to execute the Loan Documents to which such Person is a party on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that the Collateral Agent and Lenders may conclusively rely on such certificate with respect to the authority of such officers unless and until such Person shall have delivered to the Collateral Agent a further certificate canceling or amending such prior certificate.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York, London or the Cayman Islands.

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“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with Applicable Accounting Standards, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Change in Control” means: (a) a transaction or series of transactions (including any merger or consolidation with Borrower) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a majority of shares of the then outstanding capital stock of Borrower ordinarily entitled to vote in the election of directors; (b) a sale of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of transactions (whether by way of merger, stock purchase, asset purchase or otherwise); or (c) a merger or consolidation involving Borrower in which Borrower is not the surviving Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.  Notwithstanding the foregoing, neither a “Change in Law” nor a “change in any Requirements of Law” shall include any amendment made to FATCA after the Effective Date.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided,  further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Collateral Agent’s Lien in favor and for the benefit of Lenders and the other Secured Parties on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, collectively, “Collateral” (as such term is defined in the Security Agreement) and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Account” means any Deposit Account (other than an Excluded Account) of a Credit Party maintained with a bank or other depository or financial institution located in the United States.

“Collateral Agent” means BioPharma Credit PLC, in its capacity as Collateral Agent appointed under Section 12.1, and its successors and permitted assigns in such capacity.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.

“Company IP” means any and all of the following, as they exist in the United States: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any of the Current Company IP, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation

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patent or registration patent or patent of addition based on any such patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; (d) any and all IP Ancillary Rights specifically relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory and all data provided in any of the foregoing.

“Competitor” means, at any time of determination, any Person that is an operating company directly and primarily engaged in the same or substantially the same line of business as the Borrower and its Subsidiaries, including without limitation those Persons identified in the Disclosure Letter, which Borrower may update from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means, with respect to any Credit Party, any control agreement entered into among the bank or other depository or financial institution located in the United States at which such Credit Party maintains a Collateral Account, such Credit Party and the Collateral Agent, pursuant to which the Collateral Agent obtains control (within the meaning of the Code) over such Collateral Account.

“Controlled Investment Affiliate” means, with respect to any Lender,  any fund, investment vehicle or other Person (other than a natural person) that (a) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (b) controls, is controlled by, or under common control with, such Lender.  For purposes of this definition “control” means (i) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person, by contract or otherwise.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Credit Extension” means any Term Loan or any other extension of credit by Lenders for Borrower’s benefit pursuant to this Agreement.

“Credit Party” means each Borrower and each Guarantor.

“Current Company IP” is defined in Section 4.6(c).

“Current Company IP Agreement” means each of (a) the Exclusive License Agreement, dated December 10, 2010, by and between Borrower and OPKO Health, Inc., and (b) the License Agreement, dated May 22, 2012, by and between Borrower and Merck Sharpe & Dohme Corp., as amended by that certain Amendment No. 1 to License Agreement dated April 5, 2016.

“Default” means any breach of or default under any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan document or any other event, in each case that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

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“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Credit Parties to the Collateral Agent, as updated on the Tranche A Closing Date (if required).

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic CFC Holdco” means, with respect to any Credit Party, a Subsidiary of such Credit Party that (i) is organized, incorporated or formed under the laws of the United States or any state thereof and (ii) has no material assets other than equity in one or more Foreign Subsidiaries or Indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“Domestic Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is organized, incorporated or formed under the laws of the United States or any state thereof (other than a Domestic CFC Holdco).

“Effective Date” is defined in the preamble hereof.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any U.S. Governmental Authority or any other U.S. Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future U.S. federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of U.S. Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to Borrower or any of its Domestic Subsidiaries or any Facility.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided that Equity Interests shall not include any Permitted Convertible Bond Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the IRC (or Section 430(j) of the IRC, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the IRC or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the IRC and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in

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ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower or its Subsidiaries.

“Event of Default” is defined in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” is defined in Section 5.5.

“Excluded Equity Interests”  means, collectively, (i) any voting Equity Interests in excess of sixty-five percent (65.0%) of the issued and outstanding voting Equity Interests of any Foreign Subsidiary directly owned by any Credit Party; (ii) any Equity Interests of any Subsidiary with respect to which the grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (iii) any Equity Interests of any Subsidiary with respect to which the grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of, such Equity Interests, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party and such consent, approval or waiver has not been obtained by Borrower following Borrower’s commercially reasonable efforts to obtain the same; (iv) any Equity Interests of any Subsidiary that is a non-Wholly-Owned Subsidiary that the grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Collateral Agent of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirement of Law), but only, in each case, to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect; and (v) any Equity Interests of any other Subsidiary with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost of granting the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties a security interest, in and Lien upon, and pledging to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, such Equity Interests, to secure the Obligations (and any guaranty thereof) are excessive, relative to the value to be afforded to the Secured Parties thereby.  For purposes of this Agreement, “voting Equity Interests” means, with respect to any issuer, the issued and outstanding shares of each class of Equity Interests of such issuer entitled to vote in the election of directors or similar governing body of such issuer.

“Excluded License” means an exclusive license or sublicense of any U.S. Intellectual Property within the Territory covering any Product that is tantamount to a sale of substantially all rights to the Intellectual Property covering such Product because it conveys to the licensee or sublicensee exclusive rights to practice such Intellectual Property in the Territory for consideration that is not based upon future development or commercialization of any Products in the Territory (other than pursuant to so-called earn-out payments) or services by the licensee or sublicensee (other than transition services), such as, for example, consideration of only upfront advances or initial license fees or similar payments in consideration of such rights, with no anticipated subsequent payments or only de minimis

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payments to Borrower or any of its Subsidiaries (other than pursuant to so-called earn-out payments or transition services).

“Excluded Subsidiaries” means, collectively, (i) any Subsidiary with respect to which the grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (ii) any Subsidiary with respect to which the grant to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien upon, and the pledge to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by Borrower or such Subsidiary following Borrower’s and such Subsidiary’s commercially reasonable efforts to obtain the same; (iii) any Subsidiary that is a non-Wholly-Owned Subsidiary; (iv) any Subsidiary that owns property and assets with an aggregate fair market value of less than $500,000; and (v) any other Subsidiary with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost of granting the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties a security interest in and Lien upon, and pledging to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Secured Parties thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States or as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are otherwise Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) such Lender acquires an interest in any Obligation or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.6(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) located in the United States now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Domestic Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (including, for the avoidance of doubt, any agreements between the governments of the United States and the jurisdiction in which the applicable Lender is resident implementing such provisions),or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the IRC and any law implementing an intergovernmental agreement that is included in this definition.

“FCPA” is defined in Section 4.18(a).

“FDA” means the United States Food and Drug Administration.

“FDA Good Manufacturing Practices” means the standards set forth in 21 C.F.R. Parts 210, 211 and 600.

“FDA Laws” means all applicable statutes, rules, regulations and orders administered or issued by FDA.

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Foreign Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is not a Domestic Subsidiary.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, government department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means all governmental third party payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“Guarantor” means (i) as of the Effective Date, TESARO Securities Corp., a Massachusetts corporation, and (ii) thereafter, any Domestic Subsidiary (other than an Excluded Subsidiary) that is required to become a guarantor of the Obligations pursuant to Section 5.13.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any U.S. Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence in the United States involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively: (a) any and all federal, state or local laws, rules, regulations, orders, ordinances, statutes and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (b) federal and state laws and regulations governing the confidentiality of patient information, including HIPAA; (c) accreditation standards and requirements of all applicable state laws or regulatory bodies; (d) any and all federal, state and local fraud and abuse laws of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (f) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (g) all reporting and disclosure requirements under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit, as applicable), Medicare Part B (Quarterly Average Sales Price), Section 602 of the Veteran’s Health Care Act  (Public Health Service 340B Quarterly Ceiling Price), Section 603 of the Veteran’s Health Care Act  (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D; (h) all other applicable health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, policies, administrative guidance and requirements pertaining to Medicare or Medicaid; in each case, in any manner applicable to any Credit Party or any of its Subsidiaries; and (i) any and all federal, state or local laws, rules, regulations, ordinances, statutes and requirements relating to (A) the regulation of managed care, third party payors and Persons bearing the financial risk for the provision or arrangement of health care services, (B) billings to insurance companies, health maintenance organizations and other Managed Care Plans or otherwise relating to insurance fraud, and (C) any insurance, health maintenance organization or managed care Requirements of Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, any and all rules or regulations promulgated from time to time thereunder, and any comparable U.S. state laws.

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“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for borrowed money of such Person; (b) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; and (c) all indebtedness referred to in clauses (a) and (b) above of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness. For the avoidance of doubt, “Indebtedness” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one counsel for Indemnified Persons plus, if required, one local legal counsel in each relevant material jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel for such affected Indemnified Persons, in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Person shall have commenced such proceeding or hearing or be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnified Persons in enforcing the indemnity hereunder), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)).

“Indemnified Person” is defined in Section 11.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all:

(a)Copyrights, Trademarks, and Patents;

(b)trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, operating manuals;

(c)(i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing (collectively, “Software”);

(d)all right, title and interest arising under any contract or Requirements of Law in or relating to Internet domain names;

(e)design rights; and

(f)IP Ancillary Rights (including all IP Ancillary Rights related to any of the foregoing);

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in each case of clause (a) through (f) above, existing in the United States.

“Interest Period” means, with respect to any Term Loan, (a) the period commencing on (and including) the applicable borrowing date of such Term Loan and ending on (and including) the first Payment Date following such Borrowing; provided,  that, if such Payment Date is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such Payment Date, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the next Payment Date, provided,  that if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such Payment Date, and (y) the Term Loan Maturity Date.

“Interest Rate Determination Date” means (a) initially, (i) in the case of the Tranche A Loan, the Tranche A Closing Date and (ii) in the case of the Tranche B Loan, the Tranche B Closing Date and (b) thereafter, each Payment Date (or, if any such Payment Date is not a Business Day, the first Business Day immediately preceding such Payment Date.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of a Credit Party’s or Subsidiary’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests), (b) any Acquisition or (c) the making of any advance, loan, extension of credit or capital contribution in or to, any Person.

“IP Agreements” means those certain Intellectual Property Security Agreements entered into by and between Borrower and the Collateral Agent, each dated as of the Tranche A Closing Date.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights.

“IRC” means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“Knowledge” or to the “knowledge” of Borrower and similar qualifications or phrases means the actual knowledge, after reasonable investigation, of the Responsible Officers of Borrower.

“Lender” means each Person signatory hereto as a “Lender” and their respective successors and assigns.

“Lender Expenses” means (i) all reasonable and documented out-of-pocket fees and expenses of the Collateral Agent and its Related Parties for developing, preparing, amending, modifying, negotiating, executing and delivering, and administering the Loan Documents or any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein or otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including any filing or recording fees and expenses (but limited to the reasonable and documented out-of-pocket fees and expenses of one legal counsel to the Collateral Agent and its Related Parties (taken as a whole) (plus, if required, one local legal counsel to the Collateral Agent and its Related Parties (taken as a whole) in each relevant material jurisdiction)), and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent, the Lenders and their respective Related Parties (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Collateral Agent, the Lenders and their respective Related Parties (taken as a whole), and, of a single local counsel to the Collateral Agent, the Lenders and their respective Related Parties (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional primary firm

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of counsel for all such affected parties (taken as a whole) and one additional firm of local counsel for all such affected parties (taken as a whole) in each relevant material jurisdiction)), in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).

“Lender Transfer” is defined in Section 11.1.

“LIBOR Rate” means, as of any Interest Rate Determination Date and for any Interest Period, the rate per annum equal to (a) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) for three-month Dollar deposits or (b) if no such rate is available, the rate of interest determined by the Collateral Agent to be the rate or the arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under clause (a) or (b) above at approximately 11:00 a.m., London time, on such Interest Rate Determination Date for a period of three months; provided,  however, that, for purposes of calculating the Tranche A Rate or the Tranche B Rate, the LIBOR Rate shall at all times have a floor of one percent (1.00%); provided,  further, that, for purposes of calculating the Tranche A Rate or the Tranche B Rate, the LIBOR Rate shall at all times be subject to a cap equal to the LIBOR Rate on the Tranche A Funding Date.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, the Term Loan Note, the Security Agreement, the IP Agreements, the Perfection Certificates, any Control Agreement, any other Collateral Document, any guaranties executed by a Guarantor in favor of the Collateral Agent or Lenders in connection with this Agreement, and any other present or future agreement between or among a Credit Party and the Collateral Agent or Lenders in connection with this Agreement, including in each case, for the avoidance of doubt, any annexes, exhibits or schedules thereto.

“Makewhole Amount” means the Tranche A Makewhole Amount or the Tranche B Makewhole Amount or both of the Tranche A Makewhole Amount and the Tranche B Makewhole Amount, as the context dictates.

“Managed Care Plans” means all U.S. health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Margin Stock” is defined in Section 4.14.

“Material Adverse Change” means any material adverse change in or effect on: (i) the business, financial condition, properties or assets (including all or any portion of Collateral) or liabilities (actual or contingent)of the Credit Parties, taken as a whole, since December 31, 2016; (ii) the ability of the Credit Parties, taken as a whole, to fulfill the payment or material performance obligations under this Agreement or any other Loan Document; or (iii) the binding nature or validity of, or the ability of the Collateral Agent or any Lender to enforce, the Loan Documents, taken as a whole, or any of its rights or remedies under the Loan Documents, taken as a whole.

“Material Contract” means any contract or other arrangement to which a Credit Party is a party (other than the Loan Documents) or by which any of its assets or properties are bound, in each case, relating to research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, for which the breach of, default or nonperformance under, cancellation or termination of or the failure to renew could reasonably be expected to result in a Material Adverse Change.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.) and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program,

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including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law).

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Borrower or its Subsidiaries or their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“Net Sales” means, as of any date of determination and solely with respect to sales of the Products, the line item “product revenue, net” (which includes a reduction for product sales allowances) of Borrower and its Subsidiaries for the twelve (12) months prior to such date, determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Obligations” means, collectively, the Credit Parties’ obligations to pay when due any and all debts, principal, interest, Lender Expenses, the Additional Consideration, the Makewhole Amount, the Prepayment Premium and any other fees, expenses, indemnities and amounts any Credit Party owes any Lender or the Collateral Agent now or later, under this Agreement or any other Loan Document, including interest accruing after Insolvency Proceedings begin (whether or not allowed), and to perform Borrower’s duties under the Loan Documents.

“OFAC” is defined in Section 4.18(c).

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, collectively with respect to any Person such Person’s formation documents as certified with the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than thirty (30) days prior to the date on which such documents are due to be delivered under this Agreement and, (a) if such Person is a corporation, its bylaws (or similar organizational regulations) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), in each case, with all current amendments, restatements, supplements or modifications thereto.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Other Connection Taxes” means, with respect to a Lender, Taxes imposed as a result of a present or former connection (including present or former connection of its agents) between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, sales, transfer, excise, mortgage or property Taxes, charges or similar levies or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents and patent applications (including any improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications), any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patriot Act” is defined in Section 3.1(i).

“Payment/Advance Form” means that certain form attached hereto as Exhibit A.

“Payment Date” means the last day of each calendar quarter.

“Perfection Certificate” is defined in Section 4.6.

“Permitted Bond Hedge Transaction” means any call, call spread or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a fundamental change of the Borrower or other change of, or adjustment with respect to,  the common stock of the Borrower) purchased or otherwise entered into by the Borrower in connection with the issuance of any Permitted Convertible Bond Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium),  does not result in the incurrence of additional Indebtedness by the Borrower (other than Indebtedness from the issuance of Permitted Convertible Bond Indebtedness in connection with such Permitted Bond Hedge Transaction).

“Permitted Convertible Bond Indebtedness” means any of the following: (a) Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of Borrower; provided, that (i) such Permitted Convertible Bond Indebtedness shall be unsecured, (ii) no Subsidiary of Borrower shall guarantee Permitted Convertible Bond Indebtedness if such Subsidiary does not also provide a guarantee of the Obligations, (iii) Permitted Convertible Bond Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for convertible indebtedness but not customary for loans, as determined by Borrower in its good faith judgment) that are, taken as a whole, more restrictive on the Credit Parties than the provisions of this Agreement (as determined by Borrower in its good faith judgment), (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Bond Indebtedness or could result therefrom, and (v) Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer of Borrower certifying as to the foregoing; and (b) Borrower’s 3.00% convertible senior notes due October 1, 2021.

“Permitted Distributions” means, in each case subject to Section 6.8 if applicable:

(a) Dividends, distributions or other payments on or redeem, retire or purchase its Equity Interests by any Wholly-Owned Subsidiary to or from Borrower or any other Wholly-Owned Subsidiary;

(b) Dividends, distributions or other payments on or redeem, retire or purchase its Equity Interests by any non-Wholly-Owned Subsidiary to or from Borrower or any other Subsidiary and to or from each other owner of Equity Interests of such non-Wholly-Owned Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(c) Redemptions by Borrower in whole or in part any of its Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

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(d) Any such payments arising from an Acquisition or other Investment by Borrower or any of its Subsidiaries;

(e) The conversion by Borrower of any of its convertible securities issued and outstanding as of the Effective Date into or in exchange for other securities, the redemption of any such convertible securities for cash, or cash payments to induce or settle the conversion of any such securities by the holders thereof, in each case pursuant to the terms of such convertible securities;

(f) The payment of dividends by Borrower solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in Equity Interests);

(g) The redemption or repurchase of Equity Interests of Borrower, so long as an Event of Default does not exist at the time of such redemption or repurchase and would not exist after giving effect to such redemption or repurchase; provided, that such redemptions or repurchases, do not exceed $30,000,000 in the aggregate in any fiscal year; provided,  further that the portion of such basket that is not used by Borrower in any fiscal year shall be carried-forward and shall increase such basket for succeeding fiscal years;

(h) Cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(i) In connection with any Acquisition or other Investment by Borrower or any of its Subsidiaries, (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law;

(j) The distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;
(k) Dividends, distributions or payments on its Equity Interests by any Subsidiary to any Credit Party;
(l) Dividends, distributions or payments on its Equity Interests by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;
(m) the conversion of convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof;

(n) purchases of Equity Interests of Borrower or its Subsidiaries in connection with the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;

(o) Issuance to directors, officers, employees or contractors of Borrower of common stock of Borrower upon the vesting of restricted stock, restricted stock units, or other rights to acquire common stock of Borrower pursuant to plans or agreements approved by Borrower’s Board of Directors or stockholders;

(p) any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof; and

(q) any payment or delivery in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Borrower’s common stock upon net share settlement thereof, (ii) set- off or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof or (iii) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount.

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“Permitted Domestic Subsidiary Distribution Restrictions” means, in each case notwithstanding Section 6.8:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations set forth in any lease, license or other agreement entered into relating to unsecured Permitted Indebtedness, in the case of each such agreement if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement or any other Loan Document, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(c) customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(d) prohibitions or limitations on the transfer or assignment of any properties, assets or Equity Interests set forth in any agreement entered into in the ordinary course of business that is not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to such properties, assets or Equity Interests;

(e) prohibitions or limitations imposed by Requirements of Law;
(f) prohibitions or limitations that exist as of the Effective Date under Indebtedness existing on the Effective Date;

(g) customary prohibitions or limitations arising in connection with any Transfer permitted by Section 6.1 or contained in any agreement relating to the sale of any property permitted under the Loan Documents pending the consummation of such sale;

(h) customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly-Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly-Owned Subsidiary and the Equity Interests issued thereby;

(i) customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(j) customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k) restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(l) prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in

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contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(m) prohibitions or limitations imposed by any Loan Document;

(n) customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited by this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(o) customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(p) prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in any of clauses (c), (d) and (f) of the definition thereof; and

(q) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (p) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Indebtedness” means:

(a) Indebtedness of the Credit Parties to Secured Parties under this Agreement and the other Loan Documents;
(b) Indebtedness existing on the Effective Date and shown on Schedule 12.1 of the Disclosure Letter;

(c) Indebtedness of the Credit Parties in the form of a working capital or revolving loan facility; provided, that such Indebtedness may be secured on a first-priority basis by Liens on Inventory, accounts receivable, cash, Collateral Accounts, supporting obligations and all proceeds of the foregoing and other assets (other than the Collateral) over which an asset-based revolving lender would customarily have a first priority Lien to secure the obligations under such facility and such Liens may be senior in rank, order of priority and enforcement to the security interests and Liens of the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties (if any) in any of such assets to secure the Obligations at all times until all of the obligations under such facility have been paid, performed or discharged in full and Borrower has no further right to obtain any extension of credit thereunder, pursuant to a subordination, intercreditor, or other similar agreement among the Collateral Agent, Borrower and the lender or representative under such facility, in form and substance reasonably satisfactory to the Collateral Agent and the lender or representative under such facility;

(d) (A)(i) Permitted Convertible Bond Indebtedness incurred after the Effective Date, (ii) Subordinated Debt and (iii) Indebtedness of any Foreign Subsidiary, provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (d)(A) shall not exceed $700,000,000 at any time outstanding; and (B) Permitted Convertible Bond Indebtedness incurred after the Effective Date that is subordinated to the Obligations on customary terms and conditions for subordinated convertible debt securities (as determined by Borrower in its good faith judgment); provided, that in each case any such Indebtedness described in this clause (d) is not secured by any Collateral;

(e) unsecured Subordinated Debt;

(f) any and all other Indebtedness of any kind or nature that, in each case, is not in the form of or otherwise constitutes term debt, and purchase money Indebtedness to finance the purchase of fixed assets; provided, that, in each case such Indebtedness is not secured by any Collateral;

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(g) Indebtedness in connection with corporate credit cards, purchasing cards or bank card products;
(h) guarantees of Permitted Indebtedness;

(i) Indebtedness assumed in connection with an Acquisition or other Investment, so long as such Indebtedness was not incurred in connection with, or in anticipation of, such Acquisition or other Investment; and

(j) subject to the proviso immediately below, extensions, refinancings, modifications, amendments, restatements and, in the case of any items of Permitted Indebtedness in clauses (b),  (d)(A)(i) and (d)(B) or Permitted Indebtedness constituting notes governed by an indenture, exchanges, of any items of Permitted Indebtedness in clauses (a) through (i) above, provided, that in the case of clauses (b),  (d) and (i) above, the principal amount thereof is not increased (other than by any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with the same and the terms thereof) or in the case of clause (e) are not modified to shorten the maturity thereof.

“Permitted Licenses” means: (a) a non-exclusive or an exclusive license (or covenant not to sue with respect to) as to a geography other than the Territory to Intellectual Property or a grant of rights for development, manufacture, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights to third parties in the ordinary course of business ; (b) subject to satisfaction of the requirements set forth in the following sentence, a non-exclusive or an exclusive license as to geography within the Territory of Intellectual Property or grant of rights for development, manufacture, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights to third parties in the ordinary course of business; (c) non-exclusive licensing of (or granting of a covenant not to sue with respect to) technology or Intellectual Property, granting rights for development, manufacture, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights, the development of technology or the providing of technical support; (d) a non-exclusive or an exclusive grant of manufacturing licenses to third parties in the ordinary course of business, and (e) intercompany licenses or other similar arrangements among Credit Parties.  Notwithstanding the foregoing, any exclusive license or grant of rights described in clause (b) above to a geography within the Territory shall not constitute a Permitted License hereunder if, as a result of such license or grant, one hundred percent (100%) of the Net Sales of any Product in the Territory would not be reported in the financial statements of Borrower and its Subsidiaries and such license or grant of rights prohibits or otherwise restricts the applicable Credit Party or Subsidiary from determining in its sole discretion the pricing of any Product in the Territory.  Notwithstanding the foregoing, “Permitted Licenses” shall include any Excluded Licenses entered into before the Effective Date and Excluded Licenses entered into after the Effective Date that are consented to by the Collateral Agent or the Required Lenders, in writing.

“Permitted Liens” means:

(a) Liens pursuant to any Loan Document;
(b) Liens existing on the Effective Date and set forth on Schedule 12.3 of the Disclosure Letter;

(c) Liens for Taxes, assessments or governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with Applicable Accounting Standards;

(d) Liens securing Indebtedness permitted under clause (c) or (j) (solely with respect to extensions, refinancings, modifications, amendments and restatements of Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”) of the definition of “Permitted Indebtedness”;;

(e) pledges, deposits or Liens arising as a matter of law in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any of its Subsidiaries, (iii) pledges and deposits in the ordinary course of business securing liability to landlords (including

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obligations in respect of letters of credit or bank guarantees for the benefit of landlords) or other contractual obligations and (iv) pledges or deposits to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(f) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 7.4 or 7.7;

(g) Liens (including the right of set-off) in favor of banks or other financial institutions arising in connection with deposit or securities accounts held at such institutions; provided that such Liens are not given in connection with the incurrence of Indebtedness and relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts; provided,  further, that such Liens are within the general parameters customary in the banking industry;

(h) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Subsidiaries in the ordinary course of business;

(i) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any Acquisition, Investment or other acquisition of assets or property not otherwise prohibited under this Agreement;

(j) Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of Borrower, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary of Borrower, (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after-acquired assets or properties subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.4 hereof;

(k) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l) Liens securing Indebtedness permitted under clause (f) and (j) (solely with respect to extensions, refinancings, modifications, amendments and restatements of Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness”) of the definition of “Permitted Indebtedness”;

(m) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any joint venture or other Persons that are not Subsidiaries;

(n) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with an Acquisition or any other Investment;

(o) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries;

(p) Permitted Licenses;

(q) Liens on cash collateral pledged to secure: (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products, (ii) letters of credit or bank guarantees or (iii) hedging transactions entered into in the ordinary course of business and not for speculative purposes; and

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(r) the modification, replacement, extension or renewal of the Liens described in clauses (a) through (q) above, but any such modification, replacement, extension or renewal must be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and the principal amount of any Indebtedness secured by such modification, replacement, extension or renewal may not increase other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection with the same; provided,  however, that to the extent any of the foregoing Liens secure Indebtedness of a Credit Party, such Liens shall constitute Permitted Liens if and only to the extent that such Indebtedness is permitted under Section 6.4 hereof.

“Permitted Negative Pledges” means:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations set forth in any lease, license or other agreement entered into in the ordinary course of business relating to unsecured Permitted Indebtedness, in the case of each such agreement if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement or any other Loan Document, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(c) customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(d) prohibitions or limitations on the transfer or assignment of any properties, assets or Equity Interests set forth in any agreement entered into in the ordinary course of business that is not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to such properties, assets or Equity Interests;

(e) prohibitions or limitations imposed by Requirements of Law;
(f) prohibitions or limitations that exist as of the Effective Date under Indebtedness existing on the Effective Date;

(g) customary prohibitions or limitations arising in connection with any Transfer permitted by Section 6.1 or contained in any agreement relating to the sale of any property permitted under the Loan Documents pending the consummation of such sale;

(h) customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly-Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly-Owned Subsidiary and the Equity Interests issued thereby;

(i) customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(j) customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

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(k) restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(l) prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(m) prohibitions or limitations imposed by any Loan Document;

(n) customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited by this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(o) customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement; and

(p) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (o) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) sold by the Borrower substantially contemporaneously with any purchase by the Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pharmakon Lender” means BioPharma Credit PLC, BioPharma Credit Investments IV Sub PLC and any of their respective Controlled Investment Affiliates.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Borrower or its Subsidiaries or their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries are subject to liability (including under Section 4069 of ERISA).

“Prepayment Premium” means the Tranche A Prepayment Premium or the Tranche B Prepayment Premium or both of the Tranche A Prepayment Premium and the Tranche B Prepayment Premium, as the context dictates.

“Private Third Party Payor Programs” means all U.S. third party payor programs in which any Credit Party or its Subsidiaries participates, including Managed Care Plans, or any other private insurance programs, but excluding all Governmental Payor Programs.

“Products” means, collectively, VARUBI® (Rolapitant) and ZEJULA® (Niraparib) (or any successor product that comprises Rolapitant or Niraparib).

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“Register” is defined in Section 2.8(a).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Agency” means a U.S. Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.

“Regulatory Approval” means all approvals (including where applicable, pricing and reimbursement approval and schedule classifications), product or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of any Product.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates; provided,  however, that with respect to BioPharma Credit PLC in its capacity as the Collateral Agent, BioPharma Credit Investments IV Sub LP shall be deemed not to be a Related Party.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater, in each case, in the United States.

“Required Lenders” means, prior to the Tranche A Closing Date, Lenders obligated with respect to greater than fifty percent (50%) of the Tranche A Commitments and, thereafter, Lenders holding greater than fifty percent (50%) of the outstanding principal amount of the Term Loans.

“Requirements of Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, order, policy, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including Health Care Laws, FDA Laws and all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any foreign Governmental Authority), in each case, applicable to or binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject.

“Responsible Officers” means, with respect to Borrower, collectively, the Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer, General Counsel, Chief Medical Officer and Chief Financial Officer of Borrower.

“Restricted License” means any material license or other agreement of the kind or nature subject or purported to be subject from time to time to a Lien under any Collateral Document, with respect to which a Credit Party is the licensee, (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement in a manner enforceable under Requirements of Law, or (b) for which a breach of or default under could interfere with the Collateral Agent or any Lender’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission and any analogous Governmental Authority.

“Secured Parties” means each Lender, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Guaranty and Security Agreement, dated as of the Tranche A Closing Date, by and among the Credit Parties and the Collateral Agent, in form and substance substantially similar to Exhibit C attached hereto or in such form or substance as the Credit Parties and the Collateral Agent may otherwise agree.

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“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets (including goodwill minus disposition costs) of such Person (both at fair value and present fair saleable value), on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to generally pay all liabilities (including trade debt) of such Person as such liabilities become absolute and mature in the ordinary course of business and (c) such Person does not have unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged or will be engaged.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disputes” is defined in Section 4.6(j).

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of all of the Equity Interests (by merger, stock purchase or otherwise) of any other Person.

“Subordinated Debt” means any Indebtedness in the form of or otherwise constituting term debt incurred by any Credit Party or any Subsidiary thereof (including any Indebtedness incurred in connection with any Acquisition or other Investment) that: (a) is subordinated in right of payment to the Obligations at all times until all of the Obligations have been paid, performed or discharged in full and Borrower has no further right to obtain any Credit Extension hereunder pursuant to a subordination or other similar agreement that is in form and substance reasonably satisfactory to the Collateral Agent (which agreement shall include turnover provisions that are reasonably satisfactory to the Collateral Agent); (b) except as permitted by clause (d) below or otherwise permitted by Section 6.10, is not subject to scheduled amortization, redemption (mandatory), sinking fund or similar payment and does not have a final maturity, in each case, before the date that is ninety (90) days after the Term Loan Maturity Date; provided,  however, that in the case of Subordinated Debt permitted under the definition of “Permitted Indebtedness”, the forgoing limitation on amortization, redemption, payment and maturity shall not be required from and after such date as the trailing twelve-month Net Sales of Borrower and its Subsidiaries on a consolidated basis, as indicated in the statements of Borrower delivered or otherwise made available to the Collateral Agent pursuant to Section 5.2(a), are greater than or equal to $750,000,000; (c) does not include covenants and agreements (other than with respect to maturity, amortization, pricing and other economic terms) that, taken as a whole, are more restrictive or onerous on the Credit Parties in any material respect than the comparable covenants and agreements in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith); (d) is not subject to repayment or prepayment, including pursuant to a put option exercisable by the holder of any such Indebtedness, prior to the final maturity thereof except in the case of an event of default or change of control (or the equivalent thereof, however described); and (e) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such Indebtedness shall exist, or such Indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in any such case upon the occurrence of a Default or Event of Default hereunder unless and until the Obligations have been declared, or have otherwise automatically become, immediately due and payable pursuant to Section 8.1(a).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (or similar body) of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld

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or assessed, including any tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Authority).

“Term Loan” means each of the Tranche A Loan and the Tranche B Loan, as applicable, and “Term Loans” means, collectively, the Tranche A Loan and the Tranche B Loan; provided,  however, that in the event the Tranche B Loan is not made on the Tranche B Closing Date, “Term Loans” shall mean only the Tranche A Loan.

“Term Loan Maturity Date” means the seven-year anniversary of the Tranche A Closing Date.

“Territory” means the United States.

“Third Party IP” is defined in Section 4.6(l).

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof and (b) all renewals thereof.

“Tranche A Closing Date” means the date on which the Tranche A Loan is advanced by Lenders, which, subject to the satisfaction of the conditions precedent to the Tranche A Loan set forth in Section 3.1,  Section 3.3 and Section 3.5, shall be ten (10) Business Days following the Effective Date (unless otherwise mutually agreed in writing by Borrower and the Required Lenders).

“Tranche A Commitment” means, with respect to any Lender, the commitment of such Lender to make the Credit Extensions relating to the Tranche A Loan on the Tranche A Closing Date in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Exhibit D attached hereto.

“Tranche A Loan” is defined in Section 2.2(a)(i).

“Tranche A Loan Amount” means an aggregate principal amount equal to Three Hundred Million Dollars ($300,000,000.00).

“Tranche A Makewhole Amount” means, as of any date of determination occurring prior to the 24th-month anniversary of the Tranche A Closing Date, an amount equal to the sum of all interest accruing from such date through the 24th-month anniversary of the Tranche A Closing Date.

“Tranche A Note” means a promissory note in substantially the form attached hereto as Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche A Prepayment Premium” means, with respect to any prepayment of the Tranche A Loan by Borrower pursuant to Section 2.2(c), an amount equal to the product of the amount of such prepayment, multiplied by:

(a)if such prepayment occurs prior to the 24th-month anniversary of the Tranche A Closing Date, 0.03;

(b)if such prepayment occurs prior to the 36th-month anniversary of the Tranche A Closing Date, 0.02; and

(c)if such prepayment occurs prior to the 48th-month anniversary of the Tranche A Closing Date, 0.01.

“Tranche A Rate” is defined in Section 2.3(a)(i).

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“Tranche B Closing Date” means the date on which the Tranche B Loan is advanced by Lenders, which, at Borrower’s option and as indicated in the Payment/Advance Form for the Tranche B Loan and subject to the satisfaction of the conditions precedent to the Tranche B Loan set forth in Section 3.2,  Section 3.3 and Section 3.5, shall be no earlier than June 30, 2018 and no later than December 20, 2018.

“Tranche B Commitment” means, with respect to any Lender, the commitment of such Lender to make the Credit Extensions relating to the Tranche B Loan on the Tranche B Closing Date in an aggregate principal amount equal to the percentage of the Tranche B Loan Amount set forth opposite such Lender’s name on Exhibit D attached hereto.

“Tranche B Loan” is defined in Section 2.2(a)(ii).

“Tranche B Loan Amount” means, at Borrower’s option and as indicated in the Payment/Advance Form for the Tranche B Loan delivered by Borrower pursuant to Section 3.5, an aggregate principal amount of not less than Fifty Million Dollars ($50,000,000.00) and not more than Two Hundred Million Dollars ($200,000,000.00).

“Tranche B Makewhole Amount” means, as of any date of determination occurring prior to the 24th-month anniversary of the Tranche B Closing Date, an amount equal to the sum of all interest accruing from such date through the 24th-month anniversary of the Tranche B Closing Date.

“Tranche B Note” means a promissory note in substantially the form attached hereto as Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Prepayment Premium” means, with respect to any prepayment of the Tranche B Loan by Borrower pursuant to Section 2.2(c), an amount equal to the product of the amount of such prepayment, multiplied by:

(a)if such prepayment occurs prior to the 24th-month anniversary of the Tranche B Closing Date, 0.03;

(b)if such prepayment occurs prior to the 36th-month anniversary of the Tranche B Closing Date, 0.02; and

(c)if such prepayment occurs prior to the 48th-month anniversary of the Tranche B Closing Date, 0.01.

“Tranche B Rate” is defined in Section 2.3(a)(ii).

“Transfer” is defined in Section 6.1.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Requirements of Law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.  Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of a Credit Party.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

TESARO, INC.,
as Borrower

By    /s/ Timothy R. Pearson

Name:    Timothy R. Pearson

Title:    Executive Vice President and Chief Financial Officer

Signature Page to Loan Agreement

TESARO, SECURITIES CORPORATION,

as an additional Credit Party

By    /s/ Timothy R. Pearson

Name:    Timothy R. Pearson

Title:    President

Signature Page to Loan Agreement

BIOPHARMA CREDIT PLC,

as Collateral Agent and a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By    /s/ Pedro Gonzalez de Cosio
Name:  Pedro Gonzalez de Cosio
Title:  Managing Member

Signature Page to Loan Agreement

BIOPHARMA CREDIT INVESTMENTS IV SUB LP,

as a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By    /s/ Pedro Gonzalez de Cosio
Name:  Pedro Gonzalez de Cosio
Title:  Managing Member

Signature Page to Loan Agreement

EXHIBIT A – PAYMENT/ADVANCE FORM

The undersigned, being the duly elected and acting                                           of TESARO, INC., a Delaware corporation (“Borrower”), does hereby certify, solely in his/her capacity as an authorized officer of Borrower and not in his/her personal capacity, to BIOPHARMA CREDIT PLC, in its capacity as the Collateral Agent, in connection with that certain Loan Agreement dated as of November 21, 2017 by and among Borrower, the Collateral Agent, Lenders and the other parties thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that, subject to the satisfaction (or waiver by the Collateral Agent or the Required Lenders) of the conditions precedent to the Tranche [A][B] Loan set forth in Section 3 of the Loan Agreement, on the [Tranche A Closing Date] [_________, 2018 (the “Tranche B Closing Date”)]:

1. the representations and warranties made by the Credit Parties in Section 4 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects on the Tranche [A][B] Closing Date or as of such earlier date, as applicable);

2. no Default or Event of Default has occurred since the [Effective Date] [Tranche A Closing Date] or is occurring as of the date hereof;
3. each of the Credit Parties is in compliance with the covenants and requirements contained in Sections 5 and 6 of the Loan Agreement;

4. all conditions referred to in Section 3 of the Loan Agreement to the making of the Tranche [A][B] Loan to be made on the Tranche [A][B] Closing Date have been satisfied (or waived in writing by the Collateral Agent or the Required Lenders);

5. no Material Adverse Change has occurred since the [Effective Date] [Tranche A Closing Date];
6. the undersigned is a Responsible Officer of Borrower;
7. [the Tranche B Loan Amount is $________________.00]; and
8. the proceeds of the [Tranche A Loan] [Tranche B Loan] shall be disbursed as set forth on Attachment A hereto.

Dated:  ___________________, 201_

[signature page follows]

TESARO, INC.,
as Borrower

By_________________________________________

Name: ______________________________________

Title: _______________________________________

EXHIBIT B-1

TRANCHE A NOTE

$_____________.00Dated:  _____________, 2017

FOR VALUE RECEIVED, the undersigned, TESARO, INC., a Delaware  corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [INSERT NAME OF LENDER] (“Lender”) the principal amount of [INSERT SUCH LENDER’S APPLICABLE PERCENTAGE OF THE TRANCHE A LOAN AMOUNT] ($___,___,___.00), plus interest on the aggregate unpaid principal amount hereof at a per annum rate equal to the LIBOR Rate plus eight percent (8.00%) per annum, and in accordance with the terms of the Loan Agreement dated as of November 21, 2017 by and among Borrower, the Collateral Agent, Lenders and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  If not sooner paid, the entire principal amount, all accrued and unpaid interest hereunder, all due and unpaid Lender Expenses and any other amounts payable under the Loan Documents shall be due and payable on the Term Loan Maturity Date.  Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower shall make equal quarterly payments of principal in an amount equal to three percent (3.00%) of the original principal amount of the Tranche A Loan commencing on the first Payment Date following the 24th-month anniversary of the Tranche A Closing Date, and continuing on the Payment Date of each successive quarter thereafter, and on the Term Loan Maturity Date Borrower shall pay any and all outstanding principal amounts of the Tranche A Loan.  Interest shall accrue on this Tranche A Note commencing on, and including, the date of this Tranche A Note, and shall accrue on this Tranche A Note, or any portion thereof, for the day on which this Tranche A Note or such portion is paid.  Interest on this Tranche A Note shall be payable in accordance with Section 2.3 of the Loan Agreement.

Principal, interest and all other amounts due with respect to this Tranche A Note are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Tranche A Note.

The Loan Agreement, among other things, (a) provides for the making of secured Term Loans by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Tranche A Note may not be prepaid except as set forth in Section 2.2(c) of the Loan Agreement.

This Tranche A Note and the obligation of Borrower to repay the unpaid principal amount of this Tranche A Note, interest thereon, and all other amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Tranche A Note are hereby waived.

thIS TRANCHE A NOTE shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to any principLES of conflicts of law that could require the application of the law of any other jurisdiction.

Note Register; Ownership of Note.  The ownership of an interest in this Tranche A Note shall be registered on a record of ownership maintained by the Collateral Agent.  Notwithstanding anything else in this Tranche A Note to the contrary, the right to the principal of, and stated interest on, this Tranche A Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Tranche A Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Tranche A Note on the part of any other Person.

IN WITNESS WHEREOF, Borrower has caused this Tranche A Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

TESARO, INC.,
as Borrower

By_________________________________________

Name: ______________________________________

Title: _______________________________________

EXHIBIT B-2

TRANCHE B NOTE

$____________.00Dated:  ____________ __, 2018

FOR VALUE RECEIVED, the undersigned, TESARO, INC., a Delaware  corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [INSERT NAME OF LENDER] (“Lender”) the principal amount of [INSERT SUCH LENDER’S APPLICABLE PERCENTAGE OF THE TRANCHE B LOAN AMOUNT] ($___,___,___.00), plus interest on the aggregate unpaid principal amount hereof at a per annum rate equal to the LIBOR Rate plus seven and one-half percent (7.50%) per annum, and in accordance with the terms of the Loan Agreement dated as of November 21, 2017 by and among Borrower, the Collateral Agent, Lenders and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  If not sooner paid, the entire principal amount, all accrued and unpaid interest hereunder, all due and unpaid Lender Expenses and any other amounts payable under the Loan Documents shall be due and payable on the Term Loan Maturity Date.  Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower shall make equal quarterly payments of principal in an amount equal to three percent (3.00%) of the original principal amount of the Tranche B Loan commencing on the first Payment Date following the 24th-month anniversary of the Tranche B Closing Date, and continuing on the Payment Date of each successive quarter thereafter, and on the Term Loan Maturity Date Borrower shall pay any and all outstanding principal amounts of the Tranche B Loan.  Interest shall accrue on this Tranche B Note commencing on, and including, the date of this Tranche B Note, and shall accrue on this Tranche B Note, or any portion thereof, for the day on which this Tranche B Note or such portion is paid.  Interest on this Tranche B Note shall be payable in accordance with Section 2.3 of the Loan Agreement.

Principal, interest and all other amounts due with respect to this Tranche B Note are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Tranche B Note.

The Loan Agreement, among other things, (a) provides for the making of secured Term Loans by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Tranche B Note may not be prepaid except as set forth in Section 2.2(c) of the Loan Agreement.

This Tranche B Note and the obligation of Borrower to repay the unpaid principal amount of this Tranche B Note, interest thereon, and all other amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Tranche B Note are hereby waived.

thIS TRANCHE B NOTE shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to any principLES of conflicts of law that could require the application of the law of any other jurisdiction.

Note Register; Ownership of Note.  The ownership of an interest in this Tranche B Note shall be registered on a record of ownership maintained by Lender.  Notwithstanding anything else in this Tranche A Note to the contrary, the right to the principal of, and stated interest on, this Tranche B Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Tranche B Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Tranche B Note on the part of any other Person.

IN WITNESS WHEREOF, Borrower has caused this Tranche B Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

TESARO, INC.,
as Borrower

By_________________________________________

Name: ______________________________________

Title: _______________________________________

EXHIBIT C

FORM OF SECURITY AGREEMENT

GUARANTY AND SECURITY AGREEMENT, dated as of [__________], 2017, by TESARO, INC., a Delaware corporation (“Borrower”), TESARO SECURITIES CORPORATION, a Massachusetts corporation (“TSC”) and each other Person that becomes a party hereto pursuant to Section 8.6 (together with Borrower and TSC, “Grantors”), in favor of BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales as the collateral agent (the “Collateral Agent”) on behalf of itself, Lenders and each other Secured Party.

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement dated as of November 21, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Borrower, TSC (as an additional Credit Party), BioPharma Credit Investments IV Sub L.P. a Cayman Islands exempted limited partner (as a Lender thereunder), and BioPharma Credit PLC, a public limited company incorporated under the laws of England and Wales (as Collateral Agent and a Lender thereunder), Lenders agreed to make extensions of credit to Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor other than Borrower has agreed to guaranty the Obligations (as defined in the Loan Agreement) of Borrower;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Loan Agreement; and

WHEREAS, it is a condition precedent to the obligation of each Lender to make its extensions of credit to Borrower under the Loan Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of Lenders and the other Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce Lenders and the Credit Parties to enter into the Loan Agreement and to induce each Lender to make its extensions of credit to Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Article I DEFINED TERMS
Section 1.1 Definitions. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

(a) The following terms have the meanings given to them in the Code and terms used herein without definition that are defined in the Code have the meanings given to them in the Code (such meanings to be equally applicable to both the singular and plural forms of the terms defined):  “account”, “account debtor”, “documents”, “deposit account”, “general intangible”, “goods”, “instruments”, “right”, “money”, “proceeds”, “record”,  and “security”.

(b) The following terms shall have the following meanings:

“Agreement” means this Guaranty and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable IP Office” means the United States Patent and Trademark Office or the United States Copyright Office.

“Collateral” has the meaning specified in Section 3.1.

“Excluded Property” means, collectively:  (i) any “intent to use” United States Trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement is filed) solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark applications under applicable federal law; (ii) any permit, lease, license, contract, instrument or other agreement held by any Grantor with respect to which, the grant to the Collateral Agent in favor of and for the benefit of Lenders and the other Secured Parties of a security interest therein and Lien thereupon, and the pledge to the Collateral Agent thereof, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the Code) or any other applicable Requirements of Law; (iii) any permit, lease, license, contract, instrument or other agreement held by any Grantor with respect to which, the grant to the Collateral Agent in favor of and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien thereupon, and the pledge to the Collateral Agent thereof, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by such Grantor or Borrower following their respective commercially reasonable efforts to obtain the same; (iv) any other asset or property subject or purported to be subject to a Lien under any Collateral Document held by any Grantor with respect to which, the grant to the Collateral Agent in favor of and for the benefit of Lenders and the other Secured Parties of a security interest in and Lien thereupon, and the pledge to the Collateral Agent thereof, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by such Grantor or Borrower following their respective commercially reasonable efforts to obtain the same; (v) any other property or asset subject or purported to be subject to a Lien under any Collateral Document held by any Grantor that is a non-Wholly-Owned Subsidiary with respect to which, the grant to the Collateral Agent in favor of and for the benefit of Lenders and the other Secured Parties of a security interest therein and Lien thereupon, and the pledge to the Collateral Agent thereof, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of, the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Documents, joint venture agreement, shareholder agreement or other contract is in effect, and neither such Grantor nor Borrower has obtained the consent, approval or waiver of such third party following their respective commercially reasonable efforts to obtain the same; (vi) any other asset or property subject or purported to be subject to a Lien under any Collateral Document held by any Grantor with respect to which, the cost, difficulty, burden or consequences (including adverse Tax consequences) of granting the Collateral Agent a security interest therein and Lien thereupon, and pledging to the Collateral Agent thereof, to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Collateral Agent thereby; (vii) any rights under any Federal or state governmental license, permit, franchise or authorization to the extent that the granting of a security interest therein is specifically prohibited or restricted by any Requirements of Law; and (viii) Excluded Equity Interests; provided,  however, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“FDCA” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor other than Borrower.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

“IP License” means all express and implied grants or rights to make, have made, use, sell, reproduce, distribute, modify, or otherwise exploit any Intellectual Property, as well as all covenants not to sue and co-existence agreements (and all related IP Ancillary Rights), whether written or oral, relating to any Intellectual Property.

“NDA” means a new drug application filed with the FDA pursuant to Section 505(b) of the FDCA, along with all supplements and amendments thereto.

“Pledged Certificated Stock” means all of the Equity Interests (other than Excluded Equity Interests) of any Domestic Subsidiary (other than an Excluded Subsidiary) and all Equity Interests (other than Excluded Equity Interests) of any Foreign Subsidiary (other than an Excluded Subsidiary) that is directly owned by a Domestic Subsidiary evidenced by a certificate, instrument or other similar document (as defined in the Code), in each case owned by any Grantor, including all right, title and interest of any Grantor as a limited or general partner in any partnership that has issued Pledged Certificated Stock or as a member of any limited liability company that has issued Pledged Certificated Stock, and all right, title and interest of any Grantor in, to and under any Operating Document or shareholder agreement of any corporation, partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Equity Interests listed on Schedule 1 of the Security Disclosure Letter.  “Pledged Certificated Stock” includes, for the avoidance of doubt, any Pledged Uncertificated Stock that subsequently becomes certificated.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means all of the Equity Interests (other than Excluded Equity Interests) of any Domestic Subsidiary (other than an Excluded Subsidiary) and all Equity Interests (other than Excluded Equity Interests) of any Foreign Subsidiary (other than an Excluded Subsidiary) that is directly owned by a Domestic Subsidiary that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any Operating Document or shareholder agreement of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 1 of the Security Disclosure Letter, to the extent such interests are not certificated.

 “Secured Obligations” has the meaning set forth in Section 3.2.

“Security Disclosure Letter” means the security agreement disclosure letter, dated as of the date hereof, delivered by the Grantors to the Collateral Agent.

“Software” means, (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  References herein to an Annex, Article, Section or clause refer to the appropriate Annex, Article, Section or clause in this Agreement and references hereto to a Schedule are to the Security Disclosure Letter.  Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms.  The term “including” is not limiting and means “including without limitation.”  The word “or” has the inclusive meaning represented by the phrase “and/or”.  The word “shall” is mandatory.  The word “may” is permissive.  The singular includes the plural and the plural includes the singular.

(iv) Performance; Time.  Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v) Contracts.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(vi) Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

Article II GUARANTY

Section 2.1 Guaranty.  To induce Lenders to make the Term Loans to Borrower on the Tranche A Closing Date and, if applicable, the Tranche B Closing Date, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of Borrower existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”).  This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.  Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Secured Party hereunder or under any other Loan Document.

Section 2.2 Limitation of Guaranty.  Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder (the “Maximum Guaranteed Amount”) shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”).  Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.7 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3 Authorization; Other Agreements.  The Collateral Agent on behalf of Lenders and the other Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following but subject in all cases to the terms and conditions of the other Loan Documents:

(a) (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;
(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with a Borrower or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.4 Guaranty Absolute and Unconditional.  Each Guarantor hereby waives and agrees not to assert any defense (other than the indefeasible payment in full of the Guaranteed Obligations), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Collateral Agent):

(a) the invalidity or unenforceability of any obligation of Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Borrower, any other Guarantor or any of Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by the Collateral Agent on behalf of Lenders and any other Secured Party to proceed separately against any Collateral in accordance with the Collateral Agent’s, Lenders’ and any other Secured Party’s rights under any applicable Requirements of Law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Borrower, any other Guarantor or any other Subsidiary of Borrower, in each case other than the indefeasible payment in full of the Guaranteed Obligations (other than inchoate indemnity obligations).

Section 2.5 Waivers.  To the fullest extent permitted by Requirements of Law, each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following:  (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of Borrower or any other Guarantor.  Until the indefeasible payment in full of the Guaranteed Obligations (other than inchoate indemnity obligations), each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor.  No obligation of any Guarantor hereunder shall be discharged other than by complete performance.

Section 2.6 Reliance.  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that neither the Collateral Agent, nor Lenders or any other Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances.  In the event the Collateral Agent, any Lender or any other Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Person shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that the Collateral Agent, any Lender or any Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

Article III GRANT OF SECURITY INTEREST

Section 3.1 Collateral.  For the purposes of this Agreement, the following tangible and intangible assets and property now owned or at any time hereafter acquired, developed or created by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interest, in each case, wherever located, is collectively referred to as the “Collateral”:

(a) the rights of such Grantor relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory under any Current Company IP Agreement;

(b) all of such Grantor’s right, title and interest in, to and under any NDA relating to the sale and marketing of the Products in the Territory;

(c) any and all United States Trademarks and other Company IP owned by such Grantor specifically relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory;

(d) all Pledged Stock;
(e) any and all Collateral Accounts;

(f) all books, records, ledger cards, files, correspondence, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information specifically relating to any of the other property described in the foregoing clauses (a) – (f) of this Section 3.1; and

(g) all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Section 3.2 Grant of Security Interest in Collateral.  Without limiting any other security interest granted to the Collateral Agent in favor of and for the benefit of Lenders and the other Secured Parties, each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor (the “Secured Obligations”), hereby pledges, hypothecates and grants to the Collateral Agent in favor and for the benefit of Lenders and the other Secured Parties, to secure the payment and performance in full of all of the Obligations for the benefit of the Collateral Agent, Lenders and the other Secured Parties, a first priority Lien (subject only to Permitted Liens) on and continuing security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof; provided,  however, notwithstanding the foregoing, no Lien or security interest is hereby granted on, and “Collateral” shall not include, any Excluded Property; provided,  further, that if and when any property or asset shall cease to be Excluded Property, a first priority Lien (subject only to Permitted Liens) on and security in such property or asset shall be deemed granted therein and, therefore, “Collateral” shall then include any such property or asset.

Article IV REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent and each Lender to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Collateral Agent, Lenders and the other Secured Parties:

Section 4.1 Title; No Other Liens.  Except for the Lien granted to the Collateral Agent for the benefit of Lenders and the other Secured Parties pursuant to this Agreement and any other Permitted Liens under any Loan Document (including Section 4.2 hereof), such Grantor owns or otherwise has the rights it purports to have in each item of the Collateral, free and clear of any and all Liens or claims of others.  Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien other than any Permitted Liens.  Other than Control Agreements executed and delivered to Lenders in accordance with the provisions of the Loan Documents or as specified on Schedule 4.1 of the Security Disclosure Letter, to the Knowledge of Borrower or any of its Subsidiaries, no other Control Agreements exist or have been authorized for any of the Collateral Accounts.  Other than any financing statements filed in favor of the Collateral Agent for the benefit of Lenders and the other Secured Parties or as specified on Schedule 4.1 of the Security Disclosure Letter, to the Knowledge of Borrower, no effective financing statement, or other instrument similar in effect under any Requirements of Law covering all or any part of the Collateral is on file in any filing or recording office or has been authorized except for financing statements filed in connection with Permitted Liens.

Section 4.2 Perfection and Priority.  Other than in respect of money and other Collateral subject to Section 9-311(a)(1) of the Code, the security interest granted pursuant to this Agreement constitutes a valid and continuing first priority perfected security interest (subject, in the case of priority only, to Permitted Liens that are permitted by the terms of the Loan Agreement or this Agreement to have superior priority to the Lien in favor of the Collateral Agent) in favor of the Collateral Agent in all Collateral, subject, for the following Collateral, to the occurrence of the following:  (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the Code, the completion of the filings and other actions specified on Schedule 2 of the Security Disclosure Letter (which, in the case of all filings and other documents referred to on such schedule, have been duly authorized by the applicable Guarantor); (b) with respect to any deposit account over which a Control Agreement is required pursuant to Section 5.5 of the Loan Agreement, the execution of Control Agreements; and (c) in the case of all United States Trademarks and Patents for which Code filings are insufficient to effectuate perfection, all appropriate filings having been made with the Applicable IP Office, as applicable.  Such security interest in Pledged Stock and all other instruments shall be prior to all other Liens on such Collateral except for Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or as and to the extent permitted by any Loan Document or (i) in the case of all Pledged Certificated Stock, the delivery thereof to the Collateral Agent of such Pledged Certificated Stock consisting of instruments and certificates, in each case, properly endorsed for transfer to the Collateral Agent or in blank, and (ii) in the case of Pledged Uncertificated Stock constituting a security (as defined under Section 8-102(a)(15) of the Code), the execution of a control agreement among the issuer, the registered owner and the Collateral Agent in the form attached hereto as Annex 4.  Except as set forth in this Section 4.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

Section 4.3 Pledged Stock.   The Pledged Stock issued by any Subsidiary of any Grantor pledged by such Grantor hereunder (i) consist of the number and types of Equity Interests listed on Schedule 1 of the Security Disclosure Letter and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 1 of the Security Disclosure Letter, (ii) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships), and (ii) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms.

(a) As of the Tranche A Closing Date, (i) all Pledged Certificated Stock has been delivered to the Collateral Agent in accordance with Section 5.2(a), and (ii) with respect to Pledged Uncertificated Stock, control agreements have been delivered to the Collateral Agent in accordance with Section 5.2(a).

(b) All of the Pledged Stock issued by issuers formed under the laws of the United States or a State thereof that constitutes limited liability company interests or partnership interests are or represent interests that by their terms provide that they are securities governed by the uniform commercial code of any applicable jurisdiction.

(c) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent for the benefit of Lenders and other the other Secured Parties shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

Article V COVENANTS

Each Grantor agrees with the Collateral Agent to the following, as long as any Obligation remains outstanding (other than inchoate indemnity obligations) and unless the Collateral Agent on behalf of Lenders and the other Secured Parties otherwise consents in writing:

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents.  Subject to the occurrence of the actions described in Section 4.2, which each Grantor shall promptly undertake, and except to the extent perfection is either (i) mutually agreed between Borrower and the Collateral Agent not to be required under this Agreement or the other Loan Documents or (ii) mutually agreed between Borrower and the Collateral Agent to be effected by filings of financing statements or amendments thereto to be made by the Collateral Agent or its Related Party pursuant to Section 7.2, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall warrant and defend the Collateral covered by such security interest and such priority against the claims and demands of all Persons (other than Secured Parties).

(a) Such Grantor shall furnish to the Collateral Agent at any time and from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail and in form and substance reasonably satisfactory to the Collateral Agent.

(b) At any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement, each IP Agreement and the Loan Agreement and of the rights and powers herein and therein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the Code (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Collateral Agent may reasonably request in writing, including executing and delivering any Control Agreements required by Section 5.5 of the Loan Agreement with respect to the Collateral Accounts.

Section 5.2 Pledged Stock.     Delivery of Pledged Stock.  Such Grantor shall (i) deliver to the Collateral Agent, in suitable form for transfer and in form and substance reasonably satisfactory to the Collateral Agent, all Pledged Certificated Stock, and (ii) use commercially reasonable efforts to cause the issuer of any Pledged Uncertificated Stock to either register the Collateral Agent as the registered owner thereof on the books and records of such issuer or, alternatively, execute a control agreement in the form attached hereto as Annex 4, pursuant to which, inter alia, such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Pledged Uncertificated Stock without further consent by such Grantor, and, for the avoidance of doubt, if any such Pledged Uncertificated Stock becomes certificated, to deliver to the Collateral Agent, in suitable form for transfer and in form and substance reasonably satisfactory to the Collateral Agent, all such certificates, instruments or other similar documents (as defined in the Code).

(a) Event of Default.  During the continuance of any Event of Default and in connection with the exercise of rights or remedies hereunder or under any other Loan Document, the Collateral Agent shall have the right, at any time in its discretion and without notice to Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Stock and (ii) exchange any certificate or instrument representing or evidencing any Pledged Stock for certificates or instruments of smaller or larger denominations.

(b) Cash Distributions with respect to Pledged Stock.  Except as provided in Article VI and subject to the limitations set forth in the Loan Agreement, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Stock.

(c) Voting Rights.  Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Stock; provided, however, that no vote shall be cast, consent, waiver or ratification given or right exercised (or failed to be exercised) or other action taken (or failed to be taken) by such Grantor in any manner that could reasonably be expected to, violate or be inconsistent with any of the terms of this Agreement or any other Loan Document, or have the effect of materially impairing such Collateral or the position or interests of Secured Parties.

Section 5.3 Reserved.

Section 5.4 Intellectual Property.

(a) Such Grantor shall execute and deliver to the Collateral Agents in form and substance reasonably acceptable to the Collateral Agents and suitable for filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Collateral consisting of Trademarks, and Patents of such Grantor.

Article VI REMEDIAL PROVISIONS

Section 6.1 Code and Other Remedies.     Code Remedies.  During the continuance of an Event of Default, the Collateral Agent on behalf of itself, Lenders and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement, any IP Agreement, any other Loan Document or in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights, powers and remedies of a secured party under the Code or any other Requirements of Law or in equity.

(a) Disposition of Collateral.  During the continuance of an Event of Default, without limiting the generality of the foregoing, the Collateral Agent may (personally or through its agents or attorneys), without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Requirements of Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived):  (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving Grantor or any other Person notice or opportunity for a hearing on the Collateral Agent’s claim or action; (ii) collect, receive, appropriate and realize upon any Collateral; (iii) store, process, repair or recondition the Collateral or otherwise prepare any Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and (iv) sell, assign, license out, convey, transfer, grant option or options to purchase or license and deliver any Collateral (or enter into contractual obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent, any Lender or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent on behalf of itself, Lenders and the other Secured Parties, shall have the right, upon any such public sale or sales and, to the extent permitted by the Code and other Requirements of Law, upon any such private sale, to purchase or license the whole or any part of the Collateral so sold or licensed, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.  The Collateral Agent, as representative of Lenders and all other Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the Code, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of itself, Lenders and the other Secured Parties, at such sale.  If the Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.  The Collateral Agent shall have no obligation to marshal any of the Collateral.

(b) Management of the Collateral.  Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at the Collateral Agent’s request, it shall assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that such Grantor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Collateral Agent is able to sell, assign, license out, convey or transfer any Collateral, the Collateral Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent’s remedies, with respect to such appointment without prior notice or hearing as to such appointment.  The Collateral Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against other Persons with respect to any Collateral while such Collateral is in the possession of the Collateral Agent.

(c) Application of Proceeds.  The Collateral Agent shall apply the cash proceeds received by it in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Collateral Agent, Lenders  and the other Secured Parties, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Loan Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirements of Law, need the Collateral Agent account for the surplus, if any, to any Grantor.

(d) Direct Obligation.  Neither the Collateral Agent nor Lenders or any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof.  All of the rights and remedies of the Collateral

Agent, any Lender and any other Secured Party shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirements of Law.  To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by any of them of any rights or remedies hereunder.  If any notice of a proposed sale or other disposition of any Collateral shall be required by Requirements of Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(e) Commercially Reasonable.  To the extent that applicable Requirements of Law impose duties on the Collateral Agent, any Lender or any other Secured Party to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the Collateral Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, licenses or other consents for access to any Collateral to sell or license or for the collection or sale or licensing of any Collateral, or, if not required by other Requirements of Law, fail to obtain permits, licenses or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by the Collateral Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;
(vii) disclaim warranties, such as title, merchantability, possession, non-infringement or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Collateral Agent, any Lender and any other Secured Party against risks of loss, collection or disposition of any Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Collateral Agent, any Lender or any other Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1.  Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent, any Lender or any other Secured Party that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(f) IP Licenses.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as the Collateral Agent on behalf of Lenders and the Secured Parties shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of Lenders and all other Secured Parties, an irrevocable, nonexclusive, assignable, license (exercisable without payment of royalty or other compensation to such Grantor), including the right to sublicense, use and practice any and all United State Trademarks and other Company IP now owned or held or hereafter acquired or held by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof.

Section 6.2 Accounts and Payments in Respect of General Intangibles.   In addition to, and not in substitution for, any similar requirement in the Loan Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of general intangibles relating to the Collateral, when collected by any Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in a Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.4.  Until so turned over, such payment shall be held by such Grantor in trust for the Collateral Agent for the benefit of Lenders and the other Secured Parties, segregated from other funds of such Grantor.  Each such deposit of proceeds of accounts and payments in respect of general intangibles relating to the Collateral shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(a) At any time during the continuance of an Event of Default:

(i) each Grantor shall, upon the Collateral Agent’s request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles relating to the Collateral, including all IP Licenses, original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent for the benefit of Lenders and the other Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent for the benefit of Lenders and the other Secured Parties; and

(ii) the Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles relating to the Collateral or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them, to the Collateral Agent’s satisfaction, the existence, amount and terms of any account or amounts due under any such general intangible.  In addition, the Collateral Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles included in the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent, nor Lender or any Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible included in the Collateral by reason of or arising out of any Loan Document or the receipt by the Collateral Agent, any Lender or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, any Lender or any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible included in the Collateral, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3 Pledged Stock.     Voting Rights.  During the continuance of an Event of Default, upon written notice by the Collateral Agent to the relevant Grantor or Grantors, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent or nominee on behalf of Lenders or the other Secured Parties, who shall thereupon have the sole right to exercise such voting and other consensual rights, including the right to exercise (i) any voting, consent, corporate and other right pertaining to the Pledged Stock at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Stock or otherwise, and (ii) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Stock as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Stock upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent on behalf of Lenders or the other Secured Parties may determine), all without liability except to account for property actually received by it; provided,  however, that the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(a) Proxies.  During the continuance of an Event of Default, in order to permit the Collateral Agent on behalf of Lenders or the other Secured Parties to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent for the benefit of Lenders and the other Secured Parties an irrevocable proxy to vote all or any part of the Pledged Stock and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Stock would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Stock on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Stock or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(b) Authorization of Issuers.  Each Grantor hereby expressly and irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Stock pledged hereunder by such Grantor to, and each Grantor that is an issuer of Pledged Stock so pledged hereunder hereby agrees to (i) comply with any instruction received by it from the Collateral Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from liabilities to such Grantor in so complying, and (ii) unless otherwise expressly permitted hereby or by the Loan Agreement, pay any dividend or make any other payment with respect to the Pledged Stock directly to the Collateral Agent for the benefit of Lenders and the other Secured Parties.

Section 6.4 Proceeds to be Turned over to and Held by the Collateral Agent.  Unless otherwise expressly provided in the Loan Agreement or this Agreement, during the continuance of an Event of Default, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Collateral Agent, Lenders and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to the Collateral Agent for the benefit of Lenders and the other Secured Parties in the exact form received (with any necessary endorsement).  All such proceeds of Collateral and any other proceeds of any Collateral received by the Collateral Agent in cash or Cash Equivalents shall be held by the Collateral Agent for the benefit of Lenders and the other Secured Parties in a Collateral Account.  All proceeds being held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent, Lenders and the other Secured Parties) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Loan Agreement.

Section 6.5 Sale of Pledged Stock.   Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Pledged Stock by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any Pledged Stock for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(a) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Stock pursuant to  Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirements of Law.  Each Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to the Collateral Agent, Lenders and the other Secured Parties, that the Collateral Agent, Lenders and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Loan Agreement.  Each Grantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by the Collateral Agent on behalf of itself, Lenders and the other Secured Parties.

Section 6.6 Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the reasonable and documented fees and disbursements of any attorney employed by the Collateral Agent to collect such deficiency.

Section 6.7 Collateral Accounts.  If any Event of Default shall have occurred and be continuing, the Collateral Agent shall apply the balance from any Collateral Account of a Grantor or instruct the bank at which any Collateral Account is maintained to pay the balance of any Collateral Account to or for the benefit of the Collateral Agent on behalf of itself, Lenders and the other Secured Parties, to be applied to the Secured Obligations in accordance with the terms hereof.

Section 6.8 Directions, Notices or Instructions.  The Collateral Agent shall not take any action under or issue any directions, notice or instructions pursuant to any Control Agreement or similar agreement unless an Event of Default has occurred and is continuing.

Article VII ADDITIONAL RIGHTS OF LENDER

Section 7.1 Collateral Agent’s Appointment as Attorney-in-Fact.   Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any Related Party thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents during the continuance of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent and its Related Party the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property (including any IP Ancillary Rights) or any IP Licenses included in the Collateral, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property or IP Licenses and the goodwill and general intangibles of such Grantor relating thereto or represented thereby and the Collateral Agent’s (on behalf of Lenders and the other Secured Parties) rights and remedies with respect thereto;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or obtain or pay any insurance called for by the terms of the Loan Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 or 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign or license any Intellectual Property included in the Collateral throughout the Territory on such terms and conditions and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment or license and (H) generally, sell, assign, license, convey, transfer or grant a Lien on, make any contractual obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Collateral Agent on behalf of Lenders and the other Secured Parties were the absolute owner thereof for all purposes and do, at the Collateral Agent’s option, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon any Collateral and the Collateral Agent’s, Lenders’ and the other Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(vi) If any Grantor fails to perform or comply with any contractual obligation contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such contractual obligation.

(b) The expenses of the Collateral Agent, Lenders and the other Secured Parties incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at the Default Rate, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2 Authorization to File Financing Statements.  Each Grantor authorizes the Collateral Agent and its Related Party, at any time and from time to time, without notice to any Grantor, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form, in such jurisdictions and in such offices as the Collateral Agent reasonably determines appropriate to perfect or protect the security interests of the Collateral Agent, Lenders and the other Secured Parties under this Agreement or any other Loan Document (and the Collateral Agent’s, Lenders’ and the other Secured Parties’ rights in respect thereof), and such financing statements and amendments and may include a notice that any disposition of the Collateral, by any Grantor or other Person, shall be deemed to violate the rights of the Collateral Agent, Lenders and the other Secured Parties under the Code to the extent not permitted under this Agreement or any other Loan Document.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  Such Grantor also hereby ratifies its authorization for the Collateral Agent to have filed any initial financing statement or amendment thereto under the Code (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3 Authority of the Collateral Agent.  Each Grantor acknowledges that, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for Lenders and all of the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4 Duty; Obligations and Liabilities.     Duty of the Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s, Lenders’ and other Secured Parties’ interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers.  The Collateral Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  In addition, the Collateral Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Collateral Agent in good faith.

(a) Obligations and Liabilities with respect to Collateral.  Neither the Collateral Agent nor Lenders or any other Secured Party and no Related Party thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral.

Article VIII MISCELLANEOUS

Section 8.1 Reinstatement.  Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made.  If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral and Guarantee Obligations.   When all Obligations (other than inchoate indemnity obligations) have been paid in full in cash and no Lender has any further obligation or commitment to make extensions of credit pursuant to the Loan Agreement to Borrower, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, any Lender or any other Secured Party and each Guarantor and Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party (except as required hereunder), and all rights of the Collateral Agent, any Lender and other Secured Party to the Collateral shall revert to the Grantors.

(a) In connection with any termination or release pursuant to this Section 8.2, the Collateral Agent shall, and to the extent required, Lenders and each other Secured Party hereby authorizes the Collateral Agent to, promptly execute and deliver to any Grantor all instruments, documents and agreements which such Grantor shall reasonably request in writing to evidence and confirm such termination or release (including termination statements under the Code), and will duly assign and transfer to such Grantor, such of the Collateral that may be in the possession of the Collateral Agent, all without further consent or joinder of Lenders or any other Secured Party.

(b) Any termination or release pursuant to this Section 8.2 is subject to reinstatement as provided in Section 8.1.

(c) Upon the release of the Liens on any Collateral or of a Grantor from all of its obligations as a Credit Party under the Loan Agreement and as a Grantor hereunder, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or such Grantor, as applicable, shall no longer be deemed to be made.

(d) Without limiting the generality of Section 2.4 of the Loan Agreement, Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent, each Lender and each other Secured Party in connection with the taking of any actions pursuant to or as otherwise contemplated by this Section 8.2.

Section 8.3 Independent Obligations.  The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations.  If any Secured Obligation or Guaranteed Obligation is not paid when due, subject to any grace or cure period, or upon any Event of Default and during the continuance thereof, the Collateral Agent for the benefit of Lenders and the other Secured Parties may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

Section 8.4 No Waiver by Course of Conduct.  Neither the Collateral Agent nor Lenders or any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any Lender or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent, any Lender or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent, any Lender or any other Secured Party would otherwise have on any future occasion.

Section 8.5 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.5 of the Loan Agreement; provided,  however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2 attached hereto, respectively, in each case, duly executed by the Collateral Agent and each Grantor directly affected thereby.

Section 8.6 Additional Grantors and Guarantors; Additional Pledged Collateral.     Joinder Agreements.  If, at the option of Borrower or as required pursuant to Section 5.12 or Section 5.13 of the Loan Agreement, a Borrower shall cause any Domestic Subsidiary (other than Excluded Subsidiaries) that is not a Grantor or Guarantor to become a Grantor and Guarantor hereunder, such Domestic Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(a) Pledge Amendments.  To the extent any Pledged Stock has not been delivered as of the Tranche A Closing Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 attached hereto (each, a “Pledge Amendment”).  Such Grantor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement.

Section 8.7 Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9 of the Loan Agreement; provided,  however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in Section 9 of the Loan Agreement.

Section 8.8 Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided,  however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 8.9 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.10 Severability.  Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11 Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to any principle of conflicts of law that could require the application of the law of any other jurisdiction.

Section 8.12 Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN OR RELATED HERETO OR THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PARTY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12 AND (C) HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 10 OF THE LOAN AGREEMENT.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Security Agreement to be duly executed and delivered as of the date first above written.

TESARO, INC.,
as Borrower and Grantor

By_________________________________________

Name:______________________________________

Title:_______________________________________

TESARO SECURITIES CORPORATION,
as Grantor

By_________________________________________

Name:______________________________________

Title:_______________________________________

ACCEPTED AND AGREED
as of the date first above written:

BIOPHARMA CREDIT PLC,
as Collateral Agent

By_________________________________________
Name:
Title:

EXHIBIT D

COMMITMENTS; NOTICE ADDRESSES

Lender	Commitments	Notice Address
BioPharma Credit PLC	Tranche A Commitment: $222,000,000.00 Tranche B Commitment: 74.0% of the Tranche B Loan Amount

BioPharma Credit PLC

c/o Beaufort House

51 New North Road

Exeter EX4 4EP

United Kingdom

Attn:  Company Secretary

Tel: +44 01 392 477 500

Fax:  +44 01 392 253 282

with copies (which shall not constitute notice) to:

Pharmakon Advisors LP

110 East 59th Street, #3300

New York, NY 10022

Attn:  Pedro Gonzalez de Cosio

Phone: +1 (212) 883-2296

Fax: +1 (917) 210-4048

Email:  pg@PharmakonAdvisors.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attn:  Geoffrey E. Secol

Phone: (212) 872-8081

Fax: (212) 872-1002

Email:  gsecol@akingump.com

BioPharma Credit Investments IV Sub LP	Tranche A Commitment: $78,000,000.00 Tranche B Commitment: 26.0% of the Tranche B Loan Amount

BioPharma Credit Investments IV Sub LP

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town, Grand Cayman KY1-9008

Cayman Islands

Attention:  Pedro Gonzalez de Cosio

Telephone:  +1 (212) 883-2296

Facsimile:  +1 (212) 490-7576

Email:  pg@PharmakonAdvisors.com

with copies (which shall not constitute notice) to:

Pharmakon Advisors LP

110 East 59th Street, #3300

New York, NY 10022

Attn:  Pedro Gonzalez de Cosio

Phone: +1 (212) 883-2296

Fax: +1 (917) 210-4048

Email:  pg@PharmakonAdvisors.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attn:  Geoffrey E. Secol

Phone: (212) 872-8081

Fax: (212) 872-1002

Email:  gsecol@akingump.com